UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. 1)

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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CapitalSource Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Explanatory Note

The sole purpose of this Amended and Restated Proxy Statement of CapitalSource Inc., filed with the Securities and Exchange Commission on March 15, 2013 (the “Proxy Statement”), is to correct certain typographical errors.

March 15, 2013

Dear Stockholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders to be held on April 25, 2013, at 8:00 a.m. at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071.

There will be three proposals to be acted upon at the 2013 Annual Meeting, each of which is described in detail in our proxy statement and related materials. Your Board of Directors believes that these proposals are in the best interests of the Company and its stockholders and recommends that you vote in favor of the proposals related to the election of directors, the ratification of the Company’s registered public accounting firm and the advisory vote on the compensation of our named executive officers.

Your vote is very important. Whether or not you plan to attend the 2013 Annual Meeting in person, please vote your shares by telephone or over the Internet as described in the Notice as promptly as possible. You also may request a paper proxy card to submit your vote by mail if you prefer, although we encourage you to vote by telephone or over the Internet because it will save the Company printing costs and postage fees. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

Thank you for your continued support.

Cordially,

James J. Pieczynski, Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 25, 2013

To Our Stockholders:

The 2013 Annual Meeting of Stockholders of CapitalSource Inc. will be held at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071, 8:00 a.m., local time, on April 25, 2013 for the following purposes:

(1)	to consider and act upon a proposal to elect three directors to the Company’s Board;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

(3)	to consider an advisory vote on the compensation of our named executive officers; and

(4)	to transact such other business, if any, as may properly come before the meeting.

The Board of Directors set the close of business on March 5, 2013, as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the 2013 Annual Meeting. Attendance at our 2013 Annual Meeting will be limited to persons presenting a Notice or proxy card (if you received one), and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by telephone or Internet, or by completing, signing and returning by mail a proxy card (if you received one). If you decide to attend the 2013 Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY:

(i) TELEPHONE, (ii) INTERNET, (iii) COMPLETING, SIGNING AND RETURNING A PAPER PROXY CARD (IF YOU RECEIVED ONE) BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m. Eastern Time on April 24, 2013.

By Action of the Board of Directors

Kori Ogrosky
General Counsel and Corporate Secretary

5404 Wisconsin Avenue, 2nd Floor

Chevy Chase, Maryland 20815

March 15, 2013

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

April 25, 2013

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of CapitalSource Inc. for the 2013 Annual Meeting of Stockholders to be held on April 25, 2013 at 8:00 a.m. at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071 and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the 2013 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Internet Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2012 Annual Report on Form 10-K) to each stockholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our stockholders (other than those that previously elected to receive paper copies) a Notice of Internet Availability of Proxy Materials (“Notice”), which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

It is anticipated that the Notice will be mailed to stockholders on or about March 15, 2013.

Who Can Vote

Stockholders of record on March 5, 2013 may attend and vote at the 2013 Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 205,228,190 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter presented. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock outstanding on March 5, 2013 and entitled to vote at the 2013 Annual Meeting will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are voted by the broker or other nominee on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum.

A list of stockholders entitled to vote at the 2013 Annual Meeting will be open to examination by any stockholder, for any purpose germane to the 2013 Annual Meeting, at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071 during normal business hours for a period of ten days before the 2013 Annual Meeting and at the 2013 Annual Meeting.

Voting Procedures

You may vote your shares of CapitalSource stock by any of the following methods:

By Telephone or the Internet—Stockholders can vote their shares via telephone or the Internet as instructed in the Notice. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time, on April 24, 2013.

By Mail—Stockholders that receive a paper proxy card may vote by mail by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by April 24, 2013, or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person—Shares held in your name as the stockholder of record may be voted by you in person at the 2013 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2013 Annual Meeting only if you provide at the meeting a legal proxy from the bank, broker or other agent that holds your shares giving you the right to vote the shares.

Shares represented by proxies will be voted as directed by the stockholder. Unless you direct otherwise, if you grant a proxy, your shares will be voted as follows:

(1) FOR the Board’s three nominees for the Board of Directors;

(2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

(3) FOR the advisory vote on the compensation of our named executive officers; and

(4) in the discretion of the proxy holder, on any other matter to be presented at the 2013 Annual Meeting.

You may revoke any proxy you grant at any time prior to its exercise by: (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing of your revocation of the prior proxy before the 2013 Annual Meeting; or (3) voting in person at the 2013 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other agent following the instructions they provide, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the 2013 Annual Meeting and voting in person. Any stockholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Currently, our Board of Directors comprises eight members, divided into three classes, with all directors elected to serve for three-year terms. On April 26, 2012, Joseph C. Mello, joined the Board to fill the vacancy created by the departure of Frederick W. Eubank, II. On December 19, 2012, John K. Delaney resigned from all of his positions with the Company, including from his positions as Chairman of the Board of Directors of CapitalSource Inc., as a member of the Asset/Liability Committee of the Board of Directors of CapitalSource Inc. and as a member of the Board of Directors of CapitalSource Bank. The Board recognized Mr. Delaney’s contributions to the Company since its founding in 2000 with the honorary title of Chairman Emeritus. The Board held 11 meetings during 2012 and each of the incumbent directors attended at least 75% of the meetings of the Board and applicable committees of the Board held during his or her term of service. In accordance with the Company’s policy on director attendance at annual meetings, all of our directors who then served on the Board attended last year’s annual meeting.

The Board conducts its business through meetings of the Board and its committees, including the Audit Committee, the Compensation Committee, the Asset/Liability Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent directors as required by the rules of the New York Stock Exchange (the “NYSE”).

Board Leadership Structure

Until December 2012, we operated under a board leadership structure with Mr. Delaney, our founder and former Executive Chairman serving as Chairman of the Board. However, following Mr. Delaney’s December 19, 2012 resignation, our Board re-evaluated its leadership structure, determined that it would be preferable for one of our independent directors to serve as Chairman of the Board and elected William G. Byrnes to serve as Chairman of the Board. Mr. Byrnes has served on the Board and as chairman of our Audit Committee since 2003. He has also served as Presiding Independent Director since 2007. In his role as Chairman of the Board, Mr. Byrnes’s responsibilities include:

•	chairing meetings of the Company’s Board of Directors and the annual meeting of stockholders;

•	approving Board agendas and meeting schedules and ensuring appropriate information flow;

•	acting as liaison between the non-management members of the Board and management;

•	meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving the Company; and

•	providing input to the Compensation Committee and the Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

The Board has evaluated its leadership structure and determined that the independence of the Chairman of the Board and the Chief Executive best serves the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. Separation of the roles of Chairman of the Board and Chief Executive Officer enhances the independence of the board from management and mitigates potential conflicts of interest. In addition, the Board believes that the separation of roles allows the Chief Executive Officer to focus on his duties of enhancing shareholder value and expanding and strengthening the Company’s business.

Our Principles of Corporate Governance, which are available on our website, provide for a majority of directors to be independent from management and include standards for the determination of director independence. It also specifies additional considerations for the Board in determining the independence of any director who will serve on the Compensation Committee, noting that the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

•	whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

When considering any affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company, in determining his or her independence for purposes of Compensation Committee service, the Board considers whether the affiliate relationship places the director under the direct or indirect control of the Company or its senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his ability to make independent judgments about the Company’s executive compensation.

Audit Committee

Our Audit Committee currently consists of Sara Grootwassink Lewis, who serves as Chair, Andrew B. Fremder and C. William Hosler. Each of the foregoing Audit Committee members has been determined by the

Board to be independent under the independence standards adopted by the NYSE relative to all directors and under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. A discussion of these standards is set forth below under “Corporate Governance—Independent Directors.” Our Audit Committee’s charter provides that the Audit Committee shall have a designated “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that all members of the Audit Committee qualify as audit committee financial experts.

The Audit Committee’s primary responsibilities and assigned roles are to:

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serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

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oversee the audit and other services of our outside independent registered public accounting firm and be directly responsible for the appointment, oversight, and determining the independence, qualifications and compensation of our outside independent registered public accounting firm, which reports directly to the Audit Committee;

•	provide an open avenue of communication among our outside independent registered public accounting firm, accountants, financial and senior management, the internal audit department, and our Board;

•	resolve any disagreements between management and our outside independent registered public accounting firm regarding financial reporting;

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establish, and review on a continuing basis, procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

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consider and approve transactions between the Company and our directors, executive officers, nominees for directors or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them (all of the foregoing, “Related Persons”) if the Related Person had or will have a direct or indirect material interest in the transaction.

The Audit Committee met seven times during 2012. The Audit Committee charter mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. The Audit Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Audit Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Compensation Committee

Our Compensation Committee currently consists of Joseph C. Mello, who serves as Chair, C. William Hosler, Timothy M. Hurd and Sara Grootwassink Lewis, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors.

The Compensation Committee’s primary responsibilities and assigned roles are to:

•	discharge the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers and those of CapitalSource Bank, the Company’s principal subsidiary;

•	administer and implement the Company’s incentive compensation, equity-based and deferred compensation plans;

•	oversee the administration of the Company’s retirement and welfare benefit plans;

•	retain or obtain and terminate any independent legal counsel or other adviser to be used to assist in the evaluation of directors’ and executive officers’ compensation; and

•	oversee work of such compensation consultant, independent legal counsel or other adviser.

The Compensation Committee may select a compensation consultant, legal counsel or other adviser to the Compensation Committee only after taking into consideration all factors relevant to that person’s independence from management, including those factors required by the NYSE and applicable law and regulations.

Messrs. Pieczynski and Lowrey, Chief Executive Officer of CapitalSource Bank, review and make recommendations to the Compensation Committee regarding the compensation of the other named executive officers, but do not participate in decisions as to their own compensation.

The Compensation Committee retained Frederic W. Cook & Co., or FW Cook, an independent executive compensation consulting firm, during 2012, to review our compensation peer group, evaluate alternatives to the compensation of our executive officers and advise on non-employee director compensation.

The Compensation Committee met 11 times during 2012. The Compensation Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Compensation Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Asset/Liability Committee

Our Asset/Liability Committee (“ALC”), currently consists of Andrew B. Fremder, who serves as Chair, C. William Hosler and James J. Pieczynski. The purpose of the ALC is to oversee and review the Company’s asset and liability management activities and strategies including the significant policies, procedures, and practices employed to manage related risks.

The Asset/Liability Committee’s primary responsibilities and assigned roles are to:

•	review and assess the effectiveness of the Company’s asset/liability management, including the Company’s management of interest rate and market risk, and its liquidity;

•	review and assess the Company’s investment, hedging, cash management and treasury policies and strategies, and such other asset and liability matters as the Committee deems appropriate;

•	review the quality of the Company’s investment portfolio, liquidity and cash management; and

•	review the ALM Policy on an annual basis, or more frequently if appropriate, and adopt changes as necessary.

The ALC met four times during 2012. The ALC charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Sara Grootwassink Lewis, who serves as Chair, Andrew B. Fremder, Timothy M. Hurd and Joseph C. Mello. Each member has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors.

The Nominating and Corporate Governance Committee’s primary responsibilities and assigned roles are to:

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identify individuals qualified to become members of the Board and the board of directors of CapitalSource Bank (the “Bank Board”), and determine whether each director and director nominee is qualified to be a member of the Board and/or the Bank Board, in each case consistent with applicable laws, rules, and regulations and the qualification criteria recommended by the Nominating and Corporate Governance Committee and approved by the Board and determine whether each director and director nominee is qualified to be a Board member, in each case taking into consideration the qualification criteria set forth in its charter;

•	recommend to the Board candidates for election or re-election to, or removal from, the Board;

•	consider and make recommendations to our Board concerning the size and composition of the Board;

•	consider from time to time the Board committee structure, duties, authorities and makeup;

•	recommend to the Board retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our Company’s corporate governance.

The Nominating and Corporate Governance Committee assesses whether our directors and director candidates possess the experience, qualifications, attributes and skills to serve as directors, all in the context of an assessment of the perceived needs of the Board. For those director candidates that appear upon first consideration to meet the Nominating and Corporate Governance Committee’s criteria, it engages in further research to evaluate their candidacies. The Nominating and Corporate Governance Committee considers whether directors and director nominees bring diverse perspectives and life experiences to the Board and its charter sets forth criteria for the Committee to consider in evaluating current directors and potential director nominees including the following:

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the highest level of personal and professional integrity and ethical character as well as reputations, both personal and professional, consistent with the image and reputation the Company seeks to uphold;

•	sound business judgment on, and creative and visionary approaches to, a broad range of issues;

•	financial literacy and a sound understanding of business strategy, business environment, corporate governance and board operations;

•	independence in their thought and judgment so that they represent the long-term interests of the Company’s shareholders;

•	significant ability and experience, and proven superior performance, in relevant professional, policy or academic endeavors;

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relevant leadership experience at a high level business, policy or leadership position in complex organizations, including medium to large companies, government, educational and other non-profit institutions;

•	an appreciation for board and team performance and collegiality over individual performance, demonstrating respect for others and facilitating superior board performance;

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the ability and willingness to devote the required amount of time to the Company’s or the Bank’s affairs, as applicable, including serving on committees of their Board of Directors and preparing for and attending its meetings and the meetings of its committees;

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expertise in accounting, finance, healthcare, financial institutions, compensation, governance, legal matters, regulated institutions or activities, strategy, industry knowledge and/or general business matters; and

•	the ability and commitment to serve on the Board for an extended period.

In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written suggestions of stockholders received by the Corporate Secretary of the Company by no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual meeting of stockholders. Suggestions must be mailed to CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. The manner in which director nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

The Nominating and Corporate Governance Committee met four times during 2012. The Nominating and Corporate Governance Committee charter is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Nominating and Corporate Governance Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Risk Committee

Our Risk Committee currently consists of Andrew B. Fremder, who serves as Chair, Joseph C. Mello and Steven A. Museles. The purpose of the Risk Committee is to oversee and approve the Company’s risk management practices to assist the Board in:

•	overseeing that the executive team has identified and assessed the risks that the organization faces and has established a risk management infrastructure capable of addressing those risks;

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overseeing the division of risk-related responsibilities to each Board committee as clearly as possible and no less than annually performing a gap analysis to determine that the oversight of strategic, financial, credit, market, liquidity, security, property, IT, legal, regulatory, compliance, reputational or other emerging risks are not missed;

•	in conjunction with the full Board, approving the Company’s enterprise wide risk management framework;

•	monitoring the Company’s compliance with the Board-approved risk appetite statement and risk tolerance threshold and its ongoing and potential exposure to risks of various types;

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reviewing risk management procedures and the Company’s policies and practices with respect to risk assessment and risk management, summarizing for the full Board the Risk Committee’s review of the Company’s methods for indentifying, managing, and reporting risks and risk management deficiencies; and

•	reviewing significant pronouncements and changes to key regulatory requirements relating to the risk management area to the extent they apply to the Company.

The Risk Committee, as a newly chartered committee, did not meet during 2012. The Risk Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Corporate Governance

We are dedicated to establishing and maintaining high standards of corporate governance. Our executive officers and the members of our Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe our corporate governance initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as the corporate governance listing standards adopted by the NYSE and approved by the SEC. On an ongoing basis, our Board continues to evaluate our corporate governance principles and policies.

Independent Directors

For the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE and any other legal requirements.

The NYSE’s corporate governance listing standards include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under these rules, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In addition, the NYSE’s rules set forth certain relationships between a director, or an immediate family member of a director, and the Company which would preclude the Board from determining a director to be independent.

To further assist the Board in evaluating the materiality of relationships for purposes of assessing the independence of incumbent directors and director nominees, the Board has adopted objective standards as permitted by the NYSE rules. The objective standards our Board has adopted do not override the NYSE’s rules on independence. A relationship that is not disqualifying under the NYSE standards will nevertheless be further evaluated against our objective standards in determining a director’s independence. Our objective standards provide that a director who served or has served as an executive officer of a charitable organization to which our contributions, in any of the past three fiscal years, do not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues may be considered independent by the Board. In addition, the objective standards provide that lending and investment transactions between us and any of our directors (or their immediate family members) or any entity for which any of our directors (or their immediate family members) is an executive officer or general partner (any of the foregoing, a “Related Person”), or any other entity in which any one or more Related Persons individually or in the aggregate (aggregating the interests of all such persons), directly or indirectly, possesses a 10% or greater equity or voting interest or that is otherwise controlled by any one or more Related Persons individually or in the aggregate will be deemed by the Board not to be material if:

•	such transaction was made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients;

•	with respect to extensions of credit, we followed credit underwriting procedures that were not less stringent than those for comparable transactions with our unrelated clients;

•	the maximum amount of funds proposed to be committed did not, at the time of the commitment, exceed 2% of our total consolidated assets; and

•

taken together with all funds proposed to be committed to a Related Person together with all entities associated with such Related Person as described above, the aggregate amount of funds proposed to be committed to such entities did not, at the time of the commitment, exceed 5% of our total consolidated assets.

Additionally, under our objective standards, other business relationships between us and any Related Person or entity associated with such Related Person as described above made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients are deemed by the Board not to be material.

Finally, in affirmatively determining the independence of any director who will serve on the Compensation Committee of the Board, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

•	whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

When considering the sources of a director’s compensation in determining independence for purposes of Compensation Committee service, the Board considers whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the company’s executive compensation. Similarly, when considering any affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company, in determining his or her independence for purposes of Compensation Committee service, the Board considers whether the affiliate relationship places the director under the direct or indirect control of the Company or its senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his ability to make independent judgments about the Company’s executive compensation.

Except in the case of Mr. Pieczynski, who is an executive officer of the Company, and Mr. Museles, who was an executive officer of the Company until his resignation as Co-Chief Executive Officer effective December 31, 2011, the Board is not aware of any relationship between us and any of our directors other than those deemed not to be material in accordance with these objective standards. Accordingly, the Board has determined that all of the Board’s current non-management members, other than Mr. Museles, are “independent” directors for the purposes of the NYSE’s rules and our objective standards.

SEC rules impose additional independence requirements for all members of the Audit Committee. These rules set forth two basic criteria. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its affiliates, other than in their capacities as directors of the Company or any of its subsidiaries or as members of any Board committee of the Company or its subsidiaries. The second basic criterion for determining independence provides that a member of the Audit Committee may not be an affiliated person of the Company or any subsidiary of the Company apart from his or her capacity as a director of the Company or any of its subsidiaries or as member of any Board committee. As noted above, Messrs. Fremder and Hosler and Ms. Grootwassink Lewis qualify as “independent” under these SEC rules.

Consistent with the NYSE’s corporate governance listing standards, our Principles of Corporate Governance call for the non-management directors to meet in regularly scheduled executive sessions without management. Mr. Byrnes served as the presiding independent director at the executive sessions held during 2012 and as noted above has been selected to serve as the independent Chairman of the Board and will preside at any executive sessions held in 2013.

Communicating with Your Board

Interested parties, including stockholders, may communicate their concerns directly to the full Board, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman of the Board or the non-management directors, c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Chairman of the Board or Non-Management Directors c/o Corporate Secretary.

The Board’s Role in Risk Oversight

We take an enterprise-wide approach to risk management designed to support our organizational and strategic objectives and to enhance shareholder value. Global risk oversight is conducted by senior management and overseen by the Board. As part of its oversight responsibilities, the Board monitors how management operates the Company and manages strategic, credit, liquidity, financial, market, regulatory, compliance, legal, fraud, reputation, compensation and operational risks and regularly reviews management’s capital and liquidity stress tests to evaluate possible outcomes in the event of adverse economic or market events. The involvement of the full Board in setting our business strategy is a fundamental part of its assessment and oversight of appropriate risk tolerances for the Company. While the full Board of Directors is responsible for risk oversight, the Risk Committee, the Audit Committee, the Asset/Liability Committee and the Compensation Committee and the Bank Credit Policy Committee provide direct oversight of risks arising from specific activities.

During 2012, the Board of Directors established a Board level Risk Committee. The Risk Committee monitors the Company’s compliance with the Board-approved risk appetite statement and risk tolerance thresholds as well as the Company’s ongoing and potential exposure to other risks. Additionally, the Risk

Committee oversees and approves Company wide risk management practices that assist the Board in (1) overseeing management’s identification and assessment of significant risks that the Company faces and establishment of a risk management infrastructure capable of addressing those risks; (2) overseeing and reviewing the risk-related responsibilities allocated among Board committees no less than annually to determine management’s appropriate oversight of strategic, financial, credit, market, liquidity, security, property, IT, legal, regulatory, compliance, reputational and other emerging risks; and (3) approving the Company’s enterprise wide risk management framework.

The Audit Committee oversees financial and accounting risk, including internal controls. The Audit Committee receives periodic risk assessment reports from our internal audit department and from our independent registered public accounting firm assessing the primary accounting and financial risks facing the Company and management’s considerations for mitigating these risks. The Audit Committee also assesses the guidelines and policies that govern the processes for identifying and assessing significant financial and accounting risks and formulating and implementing steps to minimize such risks and exposures. The Audit Committee considers risks in the financial reporting and disclosure process and reviews policies on financial risk control assessment and accounting risk exposure. The Audit Committee meets with management, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, our Director of Internal Audit and our independent registered public accounting firm in executive sessions at least quarterly, and with our General Counsel as necessary from time to time.

The Audit Committee also supervises the internal audit function, which provides the Audit Committee with periodic assessments of our risk management processes and internal quality-control procedures. The Audit Committee periodically reviews our internal audit department, including its independence and reporting authority and obligations and the development and coordination of proposed audit plans for coming years. The Audit Committee receives notification of material adverse findings from internal audits and a progress report at least quarterly on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan. The Audit Committee reviews with management and the independent audit department the adequacy of our internal control structure and procedures for financial reporting and the resolution of any identified material weaknesses or significant deficiencies in such internal control structure and procedures.

The Asset/Liability Committee meets periodically but no less frequently than quarterly and assists the Board in overseeing and reviewing our asset and liability strategies, including the significant policies, procedures and practices employed to manage these risks. The Asset/Liability Committee periodically reviews our liquidity and cash management.

The Compensation Committee monitors our compensation policies and practices, including our incentive compensation policies and practices, to ensure they are consistent with the Company’s business strategies and in compliance with applicable laws and regulatory guidance. Management regularly assesses our compensation policies and practices to identify and mitigate compensation-related risks as appropriate.

The Bank Credit Policy Committee primarily oversees credit policy and credit risk management. The Bank Credit Policy Committee regularly assesses the effectiveness of credit policies and administration, reviews the methodology for determining the appropriate amount of allowance for loan losses, and monitors the performance of the credit portfolio.

Management Level Risk Oversight

While the Board has ultimate oversight responsibility for our risk management, the Company has instituted a Chief Risk Officer (“CRO”) to support the risk oversight responsibilities of the Board. The primary function of the CRO is to oversee an integrated view of risk across the Company, with emphasis on enterprise-wide risk management. The CRO is accountable for the design and development of the Company’s risk management infrastructure and oversees its implementation by the business units. The CRO reports to the Chief Executive Officer of the Bank.

In addition to the CRO, the Board has established an Enterprise Risk Management (“ERM”) infrastructure that aligns with bank regulatory guidance. The ERM infrastructure is governed by a Board-approved ERM Policy and ERM Plan, which includes a Risk Appetite Statement. The CRO chairs the management ERM Committee (“ERMC”) which administers the ERM infrastructure. The ERMC is comprised of executive and senior level management and reports no less than quarterly to the Board Risk Committee, through the CRO, on enterprise-wide risks and risk management.

At the direction of the CRO, the ERMC actively assesses and manages risks across the Company and is responsible for, among other things, ensuring that adequate and consistent risk management practices are being exercised within the Company, and for establishing appropriate risk management systems to control such risks in relation to the desired corporate risk profile. The ERMC is also responsible for administering the ERM Policy, which includes implementing risk identification, assessment and monitoring systems, where applicable, with oversight responsibility for the processes that identify, measure, mitigate and report on the Company’s risk categories, including strategic, credit, liquidity, financial, market, regulatory compliance, legal, fraud, reputation, compensation and operational risks.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	director independence and qualification standards;

•	enhanced criteria for determining compensation committee member independence;

•	director responsibilities and continuing education;

•	director compensation;

•	director attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	director communication, committees and access to management.

We have from time to time in the past made loans to or investments in the equity securities of companies in which our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or their affiliates have material interests. Our Board has delegated to the Audit Committee the authority to consider and approve any transaction in which any of the following have a direct or indirect material interest: our directors or executive officers or nominees for director or any of their immediate family members (each such person, a “Related Person”), any entity for which any Related Person is an executive officer or general partner (a “Related Entity”), any person/entity or affiliated group that beneficially owns 5% or more of our outstanding shares of common stock or any of their immediate family members (a “5% Owner”), and/or any other entity (A) in which one or more Related Persons, Related Entities or 5% Owners individually or in the aggregate (aggregating the interests of all such persons), directly or indirectly, possesses a 10% or greater equity or voting interest, or (B) that is otherwise controlled by any one or more Related Persons, Related Entities or 5% Owners, individually or in the aggregate.

Each of our related party loans and investments is required to be subject to the same due diligence, underwriting and rating standards as the loans and investments that we make to unrelated third parties.

Our Nominating and Corporate Governance Committee reviews the Principles of Corporate Governance on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on our website at http://www.capitalsource.com. You may obtain a copy of our Principles of Corporate Governance without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Ethics Policy

Our Board and Audit Committee have also adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This Code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

We have “whistleblower” procedures for receiving and handling complaints from employees. As discussed in the Code, we have made available an e-mail address and a confidential telephone hotline for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline are communicated directly to the Audit Committee Chair.

The Audit Committee reviews the Code on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Code as appropriate. The Code is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Code without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. Any amendments to the Code, or waivers of the Code for executive officers or directors, will be posted on the Company’s website and similarly provided without charge upon written request to this address.

Approval of Proposal 1

The three nominees who receive the most affirmative votes will be elected as directors. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE THREE NOMINEES TO SERVE AS DIRECTORS.

The ages as of March 15, 2013, principal occupations and business experience of the Board’s nominees and of the continuing directors are described below. Each of the nominees and continuing directors other than Messrs. Museles and Pieczynski has been determined to be an independent director under the rules of the NYSE. The biographies of each of the nominees and continuing directors contain information about the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and Board to determine that the person currently should serve as a director.

The following have been nominated for election at the 2013 Annual Meeting for a term that ends at the 2016 Annual Meeting:

Andrew B. Fremder

Mr. Fremder, 51, is the co-founder and has been President and member of the board of directors of East Bay College Fund, a private nonprofit corporation, since April 2003. Mr. Fremder also served as a managing member and Chief Financial Officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., each a San Francisco-based investment advisory firm, until 2003, and acted as a consultant to them through December 2008. Mr. Fremder has been a member of our Board since our inception in 2000. Mr. Fremder has extensive experience in corporate finance and investment and has significant experience in the financial services industry and in a regulated institution.

C. William Hosler

Mr. Hosler, 49, is the Chief Financial Officer and member of the board of directors of Catellus Acquisition Company, LLC, a commercial real estate property ownership, management and development company. From November 2008 until March 2011, Mr. Hosler provided consulting services to private equity firms Rockwood Capital and TPG Capital. Mr. Hosler served as Chief Financial Officer of the Marcus & Millichap Holding Companies, a privately held investment and real estate services company based in Palo Alto, California from January 2008 until November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 he was a consultant to and Chief Financial Officer of Mirion Technologies, a privately-held radiation detection, measuring and monitoring company based in San Ramon, California. Mr. Hosler has been a member of our Board since July 2007 and currently also serves as a director of CapitalSource Bank. Mr. Hosler currently serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a self-administered real estate investment trust. Mr. Hosler has a strong background in commercial real estate and has been the chief financial officer of several significant companies, including seven years as chief financial officer of a public, NYSE listed company.

James J. Pieczynski

Mr. Pieczynski, 50, has served as a director since January 2010 and as Chief Executive Officer since January 2012. Mr. Pieczynski has also served as President of CapitalSource Bank since January 2012 and a member of the Board of Directors of CapitalSource Bank since January 2013. Mr. Pieczynski previously served as our Co-Chief Executive Officer from January 2010 through December 2011, our President—Healthcare Real Estate Business from November 2008 until January 2010, and our Co-President—Healthcare and Specialty Finance from January 2006 until November 2008. Mr. Pieczysnki has strong executive experience in the healthcare real estate industry, with strong accounting and leadership skills.

The following directors are serving on the Board for a term that ends at the 2014 Annual Meeting:

Timothy M. Hurd

Mr. Hurd, 43, is the President and Chief Investment Officer of BlueSpruce Investments, LP, a private investment firm. From 2000 to February 2013, Mr. Hurd served as Managing Director of Madison Dearborn Partners, LLC, a Chicago based private equity investment firm. Mr. Hurd currently serves on the boards of directors of Windy City Investments Holdings, L.L.C., Windy City Investments, Inc. and Nuveen Investments, Inc., a Chicago based investment management firm. Mr. Hurd has been a member of our Board since our inception in 2000. Mr. Hurd has extensive investment experience in the financial services industry.

Steven A. Museles

Mr. Museles, 49, has served as a director since January 2010 and previously as our Co-Chief Executive Officer from January 2010 until December 2011. Mr. Museles also previously served as our Executive Vice President, Chief Legal Officer and Secretary from our inception in 2000 until January 2010, and in similar capacities for CapitalSource Bank from July 2008 through December 2009. Mr. Museles has strong executive experience, including in regulated financial institutions, extensive experience in corporate and securities laws, corporate finance and corporate governance matters and strong strategic planning skills.

Joseph C. Mello

Mr. Mello, 54, has been a member of our board since April 2012. He is a private investor and management consultant. From 2000 to 2009, Mr. Mello served as the Chief Operating Officer of DaVita Inc., a national company that specializes in kidney care and dialysis clinics. In addition, Mr. Mello served as a consultant to DaVita’s senior management from 2009 to 2012. He is also currently a member of the boards of Kool Smiles LLC and Four Winds Health LLC. Mr. Mello has extensive large-company leadership, operations and corporate governance experience.

The following directors are serving on the Board for a term that ends at the 2015 Annual Meeting:

William G. Byrnes

Mr. Byrnes, 62, has been a member of our Board since October 2003, including as presiding independent director from 2007 to 2012 and Chairman of the Board since December 2012. He has been a private investor since 2001. From September 2006 through October 2012, he was Managing Member of Wolverine Partners LLC, which operated MutualDecision.com, a web based mutual fund information service. Mr. Byrnes currently is a member of the board of trustees, and serves on the audit, finance and compensation committees of Washington Real Estate Investment Trust, an equity REIT. From September 2006 through May 2012, Mr. Byrnes was a member of the board, and chairman of the audit committee of LoopNet, Inc., an information services provider to the commercial real estate industry. Mr. Byrnes has strong financial skills, has served on the board of directors and audit committees for several publicly traded companies and has extensive executive, capital markets and corporate governance experience.

Sara Grootwassink Lewis

Ms. Grootwassink Lewis, 45, has been a member of our Board since April 2004. She is a private investor and Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets and board advisory firm. She served as the Chief Financial Officer of Washington Real Estate Investment Trust from May 2002 through February 2009. She joined Washington Real Estate Investment Trust in December 2001 as Managing Director, Finance and Capital Markets. Ms. Grootwassink Lewis currently serves on the board of directors, as presiding director, and serves as the chairman of the audit committee and serves on the nominating/corporate governance committee of PS Business Parks, Inc., an owner, operator and developer of commercial properties. Ms. Grootwassink Lewis is a chartered financial analyst, has served as the Chief Financial Officer of a publicly traded company and has extensive experience in corporate finance and the real estate industry. Ms. Grootwassink Lewis has strong strategic planning and accounting skills.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2013. A representative of E&Y is expected to be present at the 2013 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of E&Y as our independent registered public accounting firm is not required by our bylaws or otherwise. The Audit Committee, pursuant to its charter and the corporate governance rules of the NYSE, has sole responsibility for the appointment of the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate governance.

Approval of Proposal 2

Ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the votes cast on the proposal at the 2013 Annual Meeting by the stockholders entitled to vote. If this appointment is not ratified, the Audit Committee may reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 3—APPROVAL OF EXECUTIVE COMPENSATION FOR 2013

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) promulgated under the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in detail in the “Compensation Discussion and Analysis” and the accompanying tables in the Executive Compensation section of this proxy statement. This non-binding advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

As discussed in the “Compensation Discussion and Analysis” of this proxy statement, we believe that our executive compensation program appropriately links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders of the Company approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we have entered into transactions with our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or entities affiliated with them. These transactions have been approved to the extent applicable in accordance with our policies described above.

Sublease with AlliancePartners LLC

During 2012, Mr. Delaney, our former Executive Chairman and Chairman of the Board, was Co-Chief Executive Officer and a member of the board of directors of AlliancePartners LLC, an asset management and services firm, and maintains a financial interest in AlliancePartners LLC. In December 2010, we entered into a 24-month sub-lease agreement for office space in Chevy Chase, Maryland to AlliancePartners LLC pursuant to which we are paid an average of $0.6 million annually over the term of the lease. The sub-lease is terminable by AlliancePartners LLC on six-months written notice.

Consulting Agreement with Mr. Museles

On October 26, 2011, we entered into a consulting agreement with Mr. Steven A. Museles (the “Museles Consulting Agreement”). Mr. Museles served as our Co-Chief Executive Officer until December 31, 2011 and currently serves as a director. During the term of the Museles Consulting Agreement, following his resignation as Co-Chief Executive officer, Mr. Museles was paid $27,083 per month to assist us in such matters as requested by the Company. During the term of the Museles Consulting Agreement, the Company paid $81,249 for the benefit of Mr. Museles. In addition, under the agreement we provided certain benefits to Mr. Museles for use in connection with his consulting services. The consulting agreement with Mr. Museles was terminated on April 30, 2012.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently comprises Joseph C. Mello as Chair, C. William Hosler, Sara Grootwassink Lewis and Timothy M. Hurd. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2012.

Loans to or Investments Made in Portfolio Companies of Affiliates of Compensation Committee Members and other Related Party Transactions

Messrs. Mello, Hosler, Hurd and Ms. Grootwassink Lewis are members of the Compensation Committee. Mr. Mello is private investor and management consultant. Mr. Hosler is Chief Financial Officer of Catellus Acquisition Company, LLC. Mr. Hurd is President and Chief Investment Officer of BlueSpruce Investments, LP, and during 2012 was Managing Director of Madison Dearborn Partners, LLC. Ms. Grootwassink Lewis is a private investor and Chief Executive Officer of Lewis Corporate Advisors, LLC. We have from time to time in the past made loans to or investments in the equity securities of companies in which these Compensation Committee members or their affiliates have material interests. Our policies and procedures for consideration and approval of these types of transactions are described above under “Proposal 1—Corporate Governance.”

Only one transaction with an entity affiliated with a member of the Compensation Committee was outstanding at times from January 1, 2012 through February 28, 2013 and only one is described below. This transaction was approved in accordance with our policies described above. There were no other transactions since the beginning of fiscal year 2012 that required Board approval under such policies or where such required approval was not obtained.

In February 2007, we purchased a revolving loan to The Yankee Candle Company, Inc., a company in which Madison Dearborn Partners, LLC, a former affiliate, held an interest. In April 2012, the revolving loan was paid in full. For the year ended December 31, 2012, we recognized $0.1 million of interest and fees related to this loan.

REPORT OF THE AUDIT COMMITTEE

As discussed above, the Audit Committee serves as an independent and objective body to monitor and assess our financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics, or Code, and assuring appropriate disclosure of any waiver of or change in the Code for the Chief Executive Officer and other senior officers, reviewing the Code on a regular basis and proposing additions or amendments to the Code as appropriate. In connection with the Code, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s internet website at http://www.capitalsource.com.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm, nor does the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of its members in business, financial and accounting matters.

During fiscal years 2012 and 2011, the Company’s independent registered public accounting firm, Ernst & Young, or E&Y, rendered services to the Company for the following fees:

	2012	2011
	($ in thousands)
Audit Fees	$2,166	$3,075
Audit-Related Fees (1)	44	186
Tax Fees (2)	1,272	3,491
All Other Fees (3)	—	—

Total	$3,482	$6,752

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the independent registered public accounting firm is not required for compliance with the standards of the Public Company Accounting Oversight Board (United States); the performance by the independent registered public accounting firm of agreed-upon procedures in connection with certain debt transactions; the audit of our 401(k) plan; the audits and reviews of the financial statements of a carve-out entity, the issuance of consents, and assistance with and related review of documents filed with the Securities and Exchange Commission; attest services that are not required by statute or regulation, such as agreed-upon procedures reports issued annually to satisfy certain debt terms; and due diligence and accounting consultations in connection with mergers and acquisitions.
(2)	The fees billed by Ernst & Young LLP for tax compliance and preparation services were approximately $908,168 and $649,000 for 2012 and 2011, respectively. The fees billed by Ernst & Young LLP for tax advice and tax planning services were approximately $363,469 and $2,842,000 for 2012 and 2011, respectively.
(3)	There were no services rendered other than those identified in the above categories.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent registered public accounting firm is required to provide detailed information regarding the services and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee may delegate pre-approval authority for audit related or non-audit services not exceeding $100,000 to one of its members. The Audit Committee has delegated this authority to its Chairman. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

The Audit Committee has received from E&Y written disclosures and the letter regarding E&Y’s independence as set forth in applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence. The Audit Committee has considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. The Audit Committee also has discussed with E&Y the matters required to be discussed by U.S. Auditing Standards, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and E&Y’s audit of the effectiveness of those internal controls with the internal auditors, E&Y, and management.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y in connection with its review of the Company’s audited consolidated financial statements for the year ended December 31, 2012. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence under applicable requirements of the Public Company Accounting Oversight Board and the matters required to be discussed under U.S. Auditing Standards, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, and the Board approved that recommendation.

Audit Committee

Sara Grootwassink Lewis, Chair
Andrew B. Fremder
C. William Hosler

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Compensation Committee of the Board of Directors.

Compensation Objectives

The Company’s general objective relating to executive compensation is to attract, retain and motivate highly qualified executives at competitive salaries, and to align the financial interests of our executives with the objectives and overall success of the Company and the interests of its stockholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives. The Company strives to ensure that its compensation program is simple, transparent, and understandable while, at the same time, providing incentives that promote avoidance of unnecessary or imprudent risk taking. The Committee believes that compensation decisions should provide rewards for superior performance as well as consequences for underperformance, after taking into account the circumstances the Company has been facing and continues to face in the current economic environment.

The Company’s executive compensation program is intended to meet three principal objectives: (1) attract, reward and retain executives; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) promote internal pay equity and external competitiveness.

The Elements of Compensation at CapitalSource

The compensation program for the named executive officers consists of three primary elements: (1) annual compensation, in the form of base salaries and employee benefits; (2) incentive compensation, delivered through annual cash bonuses and equity incentive awards; and (3) post-termination pay, providing the executive (or each of their respective estates) with additional compensation if the executive’s employment is terminated in certain circumstances.

Annual Compensation

We use base salaries and employee benefits to provide some degree of compensation certainty to the named executive officers. These elements of compensation, unlike incentive compensation, are not at-risk for performance.

Employee Benefits

The named executive officers are eligible to receive the same employee benefits as the rest of the Company’s employees. For 2012 these benefits included health insurance, dental and vision coverage, prescription drug plans, flexible spending accounts, short-term and long-term disability, life and accidental death and dismemberment insurance, pre-tax parking, pre-tax transit and a 401(k) plan. In 2012 the Company matched the employee’s 401(k) plan contributions up to the lowest of: (1) 50% of the employee’s contributions, (2) 3% of the employee’s compensation, and (3) $7,500.

Incentive Compensation

We offer the named executive officers opportunities to attain, as merited by performance, incentive compensation through cash bonuses and equity incentive awards. The Company believes that cash bonuses should serve as a reward for short-term performance that contributes to the long-term strategic goals of the Company. Stock option and restricted stock or restricted stock unit awards form the basis of the Company’s long-term incentives.

Post-termination Pay

Under the terms of each named executive officer’s employment agreement, each named executive officer is entitled to payments, benefits or vesting of equity awards upon the occurrence of specified events including termination of employment without cause. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2012, are described in detail in the section entitled “Potential Payments Upon Termination or Change In Control” below.

2012 Overview

The primary decisions of the Committee in 2012, described in detail below in this section and under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” included establishing specific performance criteria to be considered when making annual cash incentive awards for 2012 to the Company’s executive officers, entering into an amended and restated employment agreement with Mr. Pieczynski pursuant to which Mr. Pieczynski will continue to serve as the Chief Executive Officer of the Company and the President of the Bank, and entering into an amended and restated employment agreement with Mr. Lowrey pursuant to which Mr. Lowrey will continue to serve as the Chief Executive Officer of the Bank.

The Company’s “named executive officers” for 2012 are Messrs. Pieczynski, Lowrey, Bogler, Boulden and Corsini.

In establishing and recommending 2012 compensation for our named executive officers, the Committee reviewed the results of the vote on the approval of executive compensation for named executive officers proposal at the 2012 Annual Meeting of Stockholders. At the 2012 Annual Meeting of Stockholders, over 90% of the shares voted were voted in support of the compensation paid to our named executive officers. Based on the results of the 2012 executive compensation vote, the Committee and the Board concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong shareholder support and do not require revision to address any shareholder concerns. Additionally, based on the results of the vote on the approval of frequency of advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders, the Committee and the Board determined that stockholder advisory votes on the compensation of named executive officers will take place every year, until and unless our stockholders vote to hold such advisory votes with a different frequency.

In addition, in making decisions relating to 2012 compensation for our named executive officers, the Committee considered peer group data compiled by Frederic W. Cook & Co., Inc., or FW Cook, an independent compensation consulting firm. FW Cook was engaged directly by the Committee, and, pursuant to the Committee’s request, examined the competitiveness of the Company’s named executive officers’ compensation levels. FW Cook also reviewed the existing employment agreements of Messrs. Pieczynski and Lowrey as an initial step in the process of renegotiating those agreements. In addition, they provided the benchmark data for the peer group as described below, and provided the Committee with observations on current market and corporate governance best practices with respect to the material terms of the compensation proposals considered.

In making compensation decisions for 2012, the Committee analyzed the compensation levels and opportunities for comparable executives employed by companies in the Company’s peer group. The peer group was selected and approved by the Committee in December 2011 based on the asset size and loan portfolio characteristics of each member, and consisted of the following companies: CVB Financial Corp., First Financial Bancorp., First Midwest Bancorp, Inc., Fulton Financial Corporation, MB Financial, Inc., PacWest Bancorp, PrivateBancorp Inc., SVB Financial Group, Texas Capital Bancshares, Inc., UMB Financial Corporation, UMPQUA Holdings Corporation, Western Alliance Bancorporation and Wintrust Financial Corporation. The Company’s assets approximate the peer group median; the Company’s market capitalization is above the 75th percentile of the peer group, and the number of employees at the Company is below the 25th percentile of the peer group as a result of the Company’s limited retail, consumer and business banking operations. Peer group compensation data for 2011 was summarized by FW Cook and utilized by the

Committee in connection with the compensation decisions reflected in the agreements for Messrs. Pieczynski and Lowrey, in the equity incentive award grants to Messrs. Pieczynski and Lowrey and in their base salary determinations. In utilizing the peer group compensation data, the Committee recognized that the Company’s operations are unique from those of most companies in the selected peer group as we operate a regional depository and a nationwide asset generation platform, rather than a traditional community bank. Ultimately, however, in the case of each agreement, the terms of the compensation arrangements were set through the course of arms-length negotiations between the Committee and Messrs. Pieczynski and Lowrey, respectively.

Base Salaries

Each of our named executive officers has an employment agreement that sets a minimum salary as a result of negotiations between the Company and each executive officer.

After giving consideration to the peer group data compiled by FW Cook, none of our named executive officers received base salary increases at the beginning of 2012. The 2012 base salaries for Messrs. Bolger, Corsini and Boulden remained at $450,000, $450,000 and $400,000, respectively, throughout 2012. However, in connection with the renegotiation of the employment agreements of Messrs. Pieczynski and Lowrey and their commitment to a new three-year term, in September 2012 the Committee increased their annual base salaries from $650,000 to $700,000. Based on the Company’s performance compared to its peer group and Messrs. Pieczynski’s and Lowrey’s leadership at this transformational time for the Company, the Company determined that these base salary increases were warranted. The employment agreements of Messrs. Pieczynski and Lowrey also provide for annual review of their base salaries by the Committee. Specifically, among its peers the Company ranked in the 83rd percentile in total shareholder return for the three-year period ending 2011, the year that had closed when the employment agreements were renewed. Furthermore, Messrs. Pieczynski and Lowrey are the stewards of our conversion to bank holding company status, which will create our new platform for strategic growth.

The Committee determined to increase the base salary of Mr. Boulden to $450,000 in 2013, based on Mr. Boulden’s key role in managing the most important revenue contributors to the Company and in order to align Mr. Boulden’s salary with those of the other named executive officers. No other named executive officer has received a base salary increase for 2013.

Incentive Compensation for Named Executive Officers

In designing its incentive compensation arrangements for named executive officers, the Company adheres to several core principles, including:

•	ensuring the Company’s continued enterprise-wide safety and soundness;

•	balancing risk and financial results; and

•	subjecting incentive compensation arrangements to effective risk management and internal controls.

The Company believes that its incentive compensation arrangements balance risk and financial results in a manner that does not encourage imprudent risk-taking. For example, one of the factors in determining the named executive officers’ 2012 cash bonus incentive compensation was tied directly to the Company experiencing 2012 aggregate credit losses (charge offs, specific reserves and impairment of operating leases) of less than 1% of the commitment amount for all loans and commitment increases on loans originated from 2009 through 2011 as detailed below. The Company’s executive officer annual incentive compensation program includes performance criteria that reward not only profitability, but also qualitative factors related to risk controls and the overall safety and soundness of the Company. The performance criteria under the annual incentive compensation program are not based on the Company’s stock price and therefore do not incentivize short-term gains at the expense of the overall health of the Company.

A substantial portion of the incentive compensation provided to Messrs. Pieczynski and Lowrey is provided in the form of equity in the Company. Equity grants have generally been subject to time-based vesting, emphasizing long-term performance over short-term gains.

The Committee monitors all of the Company’s compensation policies and practices to ensure that they are consistent with the Company’s business strategies and in compliance with applicable laws and regulations.

Cash Bonus Awards

The Company’s annual short-term incentive compensation program is structured as a cash bonus. In February 2012, the Committee adopted specific performance criteria which the Committee considered when making cash bonus awards for 2012 performance to the named executive officers. The criteria, in addition to the overall objective of achieving pre-tax income for the Bank of $196.0 million, included (1) achieving consolidated pre-tax net income of $159 million, (2) achieving new funded loan originations and purchases in 2012 of $2.2 billion, which loan originations and purchases were required to meet certain weighted average minimum credit standards, (3) various measures of credit quality, (4) progress toward converting the Bank’s charter from an industrial bank to a commercial bank charter, (5) reducing the Company’s level of classified assets, and (6) reducing operating expenses. Achievement of any one or more of the performance targets did not require the Committee to award any specific bonus amount, or any bonus at all. For 2012 the target bonus for each of our named executive officers was 100% of base salary.

The Committee determined 2012 cash bonus incentive compensation for each named executive officer in February 2013. The Committee’s determination was based on the following primary financial goals, as well as the consideration of certain additional qualitative factors.

•

Bank Pre-tax Income—This performance criterion required achieving 2012 pre-tax income of $196.0 million for the Bank. Actual 2012 net income for the Bank was $206.7 million, exceeding the target level by $10.5 million, or 5.5%.

•

Consolidated Pre-tax Income—This performance criterion required achieving 2012 consolidated pre-tax income of $159 million. Actual 2012 consolidated net income was $205.5 million, exceeding the target level by $46.2 million, or 29.3%.

•

Funded Originations—This performance criterion required achieving new funded loan originations during 2012 of $2.2 billion, which loan originations and purchases were required to meet certain weighted average minimum credit standards. Achievement of this target was measured by reaching both the funded amount set forth in the targets (which included any loans that fund within 60 days of closings and fundings on commitment increases) and achieving the blended spreads set forth in the targets. For the satisfaction of the blended spread target, consideration was given to any originations funded over and above the targeted amounts at lower spreads. Applying these measurements, exclusions and criteria, actual 2012 funded loan originations were $2.6 billion, exceeding the target level by $384 million or 17.5%, an exceptional result given the market in 2012. The weighted average credit standard of loans originated in 2012 was significantly better than the target.

•

Credit Losses—This performance criterion required having aggregate credit losses (charge offs, specific reserves and impairments of operating leases) of less than 1% of the commitment amount for all loans and commitment increases on loans originated in 2009, 2010 and 2011. For loans originated from 2009 through 2011, and any subsequent commitment increase, the cumulative credit losses were $24.4 million, or 0.40%, in 2012.

•

Operating Expenses—This performance criterion required 2012 consolidated operating expenses (exclusive of the costs of REO and foreclosed assets, the provision for unfunded commitments, the cost of early debt extinguishment and depreciation from operating leases) to be $190.9 million or less. The actual consolidated operating expenses for 2012 were $186.5 million, or 2.3% less than the target level.

•

Bank Classified Assets—This performance criterion required maintaining the Bank classified asset ratio at 30% or less as of each quarter end. As of each quarter end during 2012, the Bank classified asset ratio was 28.50%, 29.97%, 19.99% and 11.51%.

•

Parent Classified Assets—This performance criterion required continuing to reduce the level of Parent classified assets, by managing the Parent classified assets to less than $350 million and the consolidated classified asset ratio to less than 35% by the end of 2012. The Parent classified assets as of the end of 2012 were $287.6 million and the consolidated classified asset ratio was 32.4%.

For purposes of the “Bank Classified Assets” and “Parent Classified Assets” factors, the term “classified asset ratio” compares the adversely classified amounts to tier one capital plus the allowance for loan and lease losses, and “adversely classified assets” include the following assets: (1) loans that have a well-defined credit weakness plus any related unfunded commitments and accrued interest, (2) real estate owned, (3) equity interests determined to be impaired, (4) debt instruments below investment grade, and (5) other miscellaneous assets obtained through foreclosure.

The Committee determined whether the success factors were achieved, having considered qualitative factors, including (i) the relative importance to the Company of each of the primary financial goals, (ii) the general safety and soundness of the Bank, (iii) management’s progress in addressing the recommendations of the Federal Deposit Insurance Corporation and the Federal Reserve Board made during their 2011 visitations in connection with positioning the Company to become a bank holding company, (iv) management’s maintenance of a culture that fosters the Company’s ability to attract and retain talented professionals and provides opportunities for continued career development and advancement, and (v) management’s progress in refining the Company’s business model such that the consolidated return on equity grows over time toward the top of the Company’s peer group.

•	To achieve bonus at or above 100% of Base Salary, all of the primary financial goals described above had to be achieved.

•	To achieve bonus at or above 75% of Base Salary, at least six of the seven primary financial goals described above had to be achieved.

•	To achieve bonus at or above 50% of Base Salary, at least four of the seven primary financial goals described above had to be achieved.

The Committee concluded that all of the primary financial goals were met or exceeded in 2012, in some cases by large margins as outlined above. The Committee also concluded that all of the additional qualitative goals were achieved or exceeded in 2012, with the regulatory relations goal in particular exceeded.

•

The Committee considered the fact that management had maintained discipline on lending in 2012 despite a difficult environment. For example, the return on average assets (ROAA) for 2012, normalized for taxes, was 1.43%, as compared to 0.89% for the peer group. The peer group 2012 ROAA ranged from a low of (0.26%) to a high of 1.35%.

•	In addition, the Committee considered that management had successfully consolidated operations to Southern California with minimal disruption and had retained key personnel in doing so.

•

The Committee discussed the fact that management’s operating performance in 2012 had allowed the Company to return capital to shareholders in the form of share repurchases and a special dividend. As a result of the Company’s share repurchase and special dividend program, the Company was able to return $456.5 million of capital to its shareholders during 2012.

•	The Committee also considered the significant decline in Parent loans of $445 million during 2012.

After discussing and considering these quantitative and qualitative factors, the Committee determined that each named executive officer would receive a cash bonus for 2012 equal to 120% of their respective annual base salary.

Equity Incentive Awards

As discussed under “Company Chief Executive Officer and Bank Chief Executive Officer Amended and Restated Employment Agreements,” the Committee approved equity incentive awards for Messrs. Pieczynski and Lowrey in September 2012 in connection with each executive entering into an amended and restated employment agreement with the Company and/or the Bank. Each of Mr. Pieczynski and Mr. Lowrey received an option grant covering 560,000 shares of the Company’s common stock, with an exercise price equal to fair market value on the grant date and two-year ratable vesting, and each executive also received a restricted stock unit award covering 90,000 shares of the Company’s common stock with three-year ratable vesting. Prior to these awards, with the exception of certain performance share awards made to Mr. Lowrey, each executive previously received regular long-term incentive equity awards in 2009, and those awards became fully vested for Mr. Pieczynski in December 2012 and will become fully vested for Mr. Lowrey in May 2013. In its decision to grant equity incentive awards to Messrs. Pieczynski and Lowrey, the Committee considered market data (including data from the Company’s peer group) and the fact that neither Messrs. Pieczynski nor Lowrey would have long-term incentive equity award arrangements with the Company and/or the Bank after December 2012 and May 2013, respectively. Taking into account the Company’s strong performance for its shareholders in recent years despite a difficult operating environment, the executives’ performance and their importance to the Company’s future goals, the Committee determined to make these awards.

The Committee approved an award of 45,000 performance shares to Mr. Lowrey in May 2012. The Committee determined that the award was warranted in light of Mr. Lowrey’s expanded role at the Company and his involvement in the Company’s transition to bank holding company status. The shares will vest in May 2013 if the Company maintains a certain target book value per share, as determined by the Committee.

Amended and Restated Employment Agreements

As described in detail under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” in September 2012, the Company entered into an amended and restated employment agreement with Mr. Pieczynski pursuant to which Mr. Pieczynski will continue to serve as the Chief Executive Officer of the Company and the President of the Bank and entered into an amended and restated employment agreement with Mr. Lowrey pursuant to which Mr. Lowrey will continue to serve as the Chief Executive Officer of the Bank. The Company entered into the new employment agreements with Messrs. Pieczynski and Lowrey because the terms of their previous employment agreements were set to expire. In the amendment process, the Committee considered the roles of Messrs. Pieczynski and Lowrey in connection with the Company’s conversion to a bank holding company as well as market trends in chief executive officer compensation. In addition, the Committee sought to harmonize the two employment agreements.

Each of the amended and restated employment agreements is for a term ending December 31, 2015, and neither agreement provides for automatic renewal (i.e., there is no “evergreen” provision in either of the amended and restated employment agreements). Each of the amended and restated employment agreements includes a provision pursuant to which all compensation under the agreement is subject to mandatory repayment by the executive if the executive is or becomes subject to any “clawback” or recoupment policy that is adopted to comply with applicable law, rule, regulation or other requirement or if any such recoupment or “clawback” is required under any law, rule, regulation or other requirement. In addition, if the executive is terminated at the end of the term of the agreement severance payments have been reduced in the amended and restated employment agreements to one year of base salary.

Stock Ownership Guidelines

Executive officers of the Company, including the named executive officers, are expected to accumulate and hold Company shares (including Company shares directly owned and the in the money value on an after-tax basis of vested options on Company shares) with a value equal to a multiple of base salary: three times base salary for

Messrs. Pieczynski and Lowrey and two times base salary for the other executive officers. Prior to meeting the guideline, executive officers are required to retain 50% of the after-tax shares acquired from the vesting of restricted stock, exercise of stock options or earnout of performance shares. This “retention ratio” ensures that executive officers of the Company are making progress toward meeting the guideline. Executive officers of the Company have five years after January 2012 to meet the ownership guideline. As of December 31, 2012, Messrs. Pieczynski and Lowrey owned Company shares in value in excess of the three times their respective base salaries. All other named executive officers complied with the retention ratio during 2012 and are expected to be in compliance with the ownership guidelines by the end of 2014. We believe that the above requirements result in the ownership by our executives of significant amounts of common stock and align the interests of our executives with those of our shareholders.

Timing of Equity Awards

The Company does not have a program, plan or practice to time equity awards, including stock option grants, to its named executive officers or directors in coordination with the release of material non-public information. Under the Company’s equity incentive plan, the Company may not grant options at a discount to fair market value or reduce the exercise price of outstanding options except in the case of a stock split, extraordinary dividend or other similar event.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to any named executive officer for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. We may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. For 2012, all of the compensation paid to the named executive officers was deductible under Section 162(m) except for approximately $1.4 million paid to Messrs. Pieczynski and Lowrey in the aggregate as a result of the vesting of restricted stock or restricted stock unit awards that were awarded in prior years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of independent directors. The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2012 fiscal year, and the Board has approved that recommendation.

Compensation Committee

Joseph C. Mello, Chair
C. William Hosler
Timothy M. Hurd
Sara Grootwassink Lewis

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total($)
James J. Pieczynski (Chief Executive Officer and President—CapitalSource Bank)	2012 2011 2010	662,692 650,000 650,000	840,000 650,000 650,000	682,200 — —	1,230,208 — —	751 1,080 1,080	3,415,851 1,301,080 1,301,080

John A. Bogler (Chief Financial Officer and Chief Financial Officer—CapitalSource Bank	2012 2011	450,000 379,636	540,000 450,000	— 455,000	— —	342 450	990,342 1,285,086

Douglas H. (Tad) Lowrey (Chief Executive Officer—CapitalSource Bank	2012 2011 2010	662,692 525,000 500,000	840,000 650,000 500,000	982,200 — 1,578,000	1,230,208 — 953,610	12,331 14,013 15,702	3,727,431 1,189,013 3,547,312

Bryan M. Corsini (Chief Administrative Officer—CapitalSource Bank)	2012 2011	450,000 379,636	540,000 450,000	— 650,000	— —	464 910	990,464 1,480,546

Laird M. Boulden (President and Chief Lending Officer—CapitalSource Bank)	2012 2011	400,000 370,833	480,000 600,000	— 1,020,838	— —	342 776	880,342 1,992,447

(1)	The positions stated in this table are as of January 1, 2013, unless otherwise indicated.
(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts for 2012 were determined.
(3)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”), based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of the grant date fair value are included in footnote 14 of the Company’s 2012 audited consolidated financial statements.
(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 of the Company’s 2012 audited consolidated financial statements.
(5)	Includes premiums for life insurance policies for all named executive officers. Includes parking and matching contributions under the Company’s defined contribution plan for Mr. Lowrey.

GRANTS OF PLAN-BASED AWARDS

Name	Board or Compensation Committee Approval Date	Grant Date	Stock Options		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
James J. Pieczynski	9/28/12	9/28/12	560,000	(3)	90,000	(4)	1,912,408
John A. Bogler	—	—	—		—		—
Douglas H. (Tad) Lowrey	4/26/12	5/15/12	—		45,000	(5)	300,600
	9/28/12	9/28/12	560,000	(3)	90,000	(4)	1,912,408
Bryan M. Corsini	—	—	—		—		—
Laird M. Boulden	—	—	—		—		—

(1)	Cash dividends paid on unvested shares of restricted stock are reinvested into additional shares of unvested restricted stock with the same vesting schedule and criteria as the shares with respect to which the dividends are paid.
(2)	The full grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes (3) and (4) to the Summary Compensation Table.
(3)	Mr. Lowrey’s and Mr. Pieczynski’s stock options will vest with respect to 280,000 options on each of September 28, 2013 and September 28, 2014.
(4)	Mr. Lowrey’s and Mr. Pieczynski’s restricted stock units will vest with respect to 30,000 shares on each of September 28, 2013, September 28, 2014 and September 28, 2015.
(5)	Mr. Lowrey’s restricted performance stock will vest with respect to 45,000 shares on May 15, 2013, upon meeting the performance measures related to the goal for his grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Mr. Pieczynski

On December 16, 2009, the Company entered into an amended and restated employment agreement with Mr. Pieczynski. The employment agreement provided for an initial term expiring on December 31, 2012, with automatic extensions for successive one-year periods thereafter unless either party to the agreement provided written notice to the other party that it did not wish to renew the agreement. According to the employment agreement, Mr. Pieczynski was paid a base salary of $650,000 per year, subject to review and increase, but not decrease, by the Board, and was eligible to receive an annual cash bonus, as determined by the Board in its discretion subject to factors determined by the Board, except that, for each year after a change in control, Mr. Pieczynski must be paid an annual cash bonus of at least two times his base salary as in effect on the last day of the applicable calendar year. Additionally, the Company entered into a restricted stock unit agreement and an option agreement with Mr. Pieczynski.

On September 28, 2012, the Company and the Bank entered into an amended and restated employment agreement (the “Pieczynski Employment Agreement”) with Mr. Pieczynski pursuant to which Mr. Pieczynski continued to serve as the Chief Executive Officer of the Company and President of the Bank. See “Company Chief Executive Officer and Bank Chief Executive Officer Amended and Restated Employment Agreements” below.

Mr. Bogler

On October 26, 2011, the Company and the Bank entered into an employment agreement with Mr. Bogler, pursuant to which Mr. Bogler continued to serve as the Bank’s Chief Financial Officer and, effective as of January 1, 2012, also serves as the Company’s Chief Financial Officer of the Company. See “Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements” below.

Mr. Lowrey

On July 25, 2008, the Bank entered into an employment agreement with Mr. Lowrey. The employment agreement provided for an initial three-year term expiring on July 25, 2011, with automatic extensions for successive one-year periods thereafter unless either party to the agreement provided 60 days’ written notice to the other party that it did not wish to renew the agreement. According to the employment agreement, Mr. Lowrey was paid a base salary of at least $450,000, subject to review and increase, but not decrease, by the Bank.

On July 29, 2010, the Bank entered into an amended and restated employment agreement, and the Company entered into a restricted stock agreement and an option award agreement, with Mr. Lowrey.

On September 28, 2012, the Bank entered into an amended and restated employment agreement (the “Lowrey Employment Agreement”) with Mr. Lowrey pursuant to which Mr. Lowrey continued to serve as the Chief Executive Officer of the Bank. See “Company Chief Executive Officer and Bank Chief Executive Officer Amended and Restated Employment Agreements” below.

Mr. Corsini

On February 15, 2008, the Bank entered into an employment agreement with Mr. Corsini, pursuant to which Mr. Corsini was paid a base salary of at least $364,000.

On October 26, 2011, the Bank entered into an amended and restated employment agreement with Mr. Corsini, pursuant to which, effective October 26, 2011, Mr. Corsini serves as the Bank’s Executive Vice President and Chief Administrative Officer. See “Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements” below.

Mr. Boulden

On October 26, 2011, the Company and the Bank entered into an employment agreement (the “Boulden Employment Agreement”) with Mr. Boulden, pursuant to which, effective as of October 26, 2011, Mr. Boulden serves as the President of the Company and, effective as of January 1, 2012, as the Chief Lending Officer of the Bank. See “Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements” below.

Company Chief Executive Officer and Bank Chief Executive Officer Amended and Restated Employment Agreements

On September 28, 2012, the Company and the Bank entered into the following agreements with Mr. Pieczynski and Mr. Lowrey:

•

an amended and restated employment agreement (the “Pieczynski Employment Agreement”) with Mr. Pieczynski pursuant to which Mr. Pieczynski continued to serve as the Chief Executive Officer of the Company and was appointed the President of the Bank; and

•

an amended and restated employment agreement (the “Lowrey Employment Agreement”) with Mr. Lowrey pursuant to which Mr. Lowrey continued to serve as the Chief Executive Officer of the Bank and relinquished the role of the President of the Bank

The “Lowrey Employment Agreement” together with the Pieczynski Employment Agreement are the “Employment Agreements”. “Employer” means, with respect to the Pieczynski Employment Agreement, the Bank and the Company, and with respect to the Lowrey Employment Agreement, the Bank. “Executive” means each of Mr. Pieczynski and Mr. Lowrey.

Pursuant to the Pieczynski Employment Agreement, Mr. Pieczynski is a member of the Board of Directors of the Company (the “Board”), and the Company is required to use commercially reasonable efforts to have Mr. Pieczynski nominated to serve for additional terms at the expiration of each Board term during the term of the Pieczynski Employment Agreement.

Pursuant to the Lowrey Employment Agreement, Mr. Lowrey is a member of the Board of Directors of the Bank (the “Bank Board”), and the Bank is required to use commercially reasonable efforts to have Mr. Lowrey nominated to serve for additional terms at the expiration of each Bank Board term during the term of the Lowrey Employment Agreement.

The Employment Agreements each have a term expiring on December 31, 2015. The term of the Employment Agreements will be automatically extended upon a change in control to the end of the 24-month period following such change in control if the remaining term is less than 24 months at that time. The Employer may determine to extend the employment period. If the Employer determines not to extend the employment period, it will provide notice to the Executive not less than 60 days before the end of the employment period. “Change in control” means the occurrence of one or more of the following events, for either the Company or the Bank: (i) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company or the Bank; (ii) within any 24-month period, the majority of the Board or the Bank Board consists of individuals other than incumbent directors; (iii) the Company or the Bank adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company or the Bank transfers all or substantially all of its assets or business; or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company or the Bank, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock, as applicable, of the Company or the Bank, or of the Company’s or the Bank’s ultimate parent company if the Company or the Bank is a subsidiary of another corporation.

Each of the Executives will be paid a base salary of $700,000 per year, subject to review and increase, but not decrease, by the Employer. Each of the Executives will be eligible to receive an annual target cash bonus equal to 100% of his base salary at the end of the year, as determined by the Board or the Bank Board, subject to target performance or other factors determined by the Board or the Bank Board, except that, for each year after a change in control, each Executive will be eligible to receive an annual target bonus of not less than 200% of his base salary at the end of the year.

On September 28, 2012, the Company granted 90,000 restricted stock units representing the Company’s common stock and an option to purchase 560,000 shares of common stock of the Company to each of the Executives under the terms of restricted stock unit agreements and option agreements, respectively, between the Company and each Executive and the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, as amended from time to time. The restricted stock units will vest in equal annual installments on September 28, 2013, September 28, 2014 and September 28, 2015. The options will vest in equal annual installments on September 28, 2013 and September 28, 2014. Except under the circumstances described below, each of the Executives will forfeit any unvested restricted stock units on the termination of his employment with the Employer. Under the Employment Agreements, the Executives will each be eligible to receive comparable future annual equity awards, which may be subject to vesting on achievement of performance goals, as determined by the Board.

In addition to the base salary and bonus amounts described above, each of the Executives will be entitled to additional benefits, including four weeks annual vacation, except that no more than two weeks of vacation may be scheduled consecutively, reimbursement of reasonable business expenses, and eligibility for all employee and executive benefit plans maintained by the Employer generally and generally available to the Employer’s employees or executives on a basis (i) prior to a change in control, that is comparable in all material respects to the benefits provided to other similarly situated members of the Employer’s executive committee, and (ii) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the Employer.

Each of the Employment Agreements contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the Employment Agreement or the Executive’s date of termination. These provisions prohibit each of the Executives from: (a) soliciting or hiring any person employed by the Employer or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (b) soliciting any client or customer of the Employer or its affiliates or any person who was their client or customer within 180 days prior to such solicitation; (c) providing services to any entity if (i) during the 12 months preceding such action more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Employer or any of its affiliates derived more than 10% of its revenue during such period (a “Material Business”) or (ii) the services to be provided by the Executive are competitive with a Material Business and substantially similar to those previously provided by the Executive to the Employer or any of its affiliates, except that the Executive may provide services to such a business following a change in control; or (d) owning an interest in any entity described in subsection (c)(i) immediately above, except that the Executive may own, as a passive investor, securities in any such entity that is publicly traded so long as his direct holdings do not constitute more than 5% of the voting power of such entity and does not otherwise violate any policy of the Bank or any of its affiliates applicable to the Executive. Each of the Executives will also be restricted from serving as a director for a publicly-traded company without the approval of the Board, with respect to Mr. Pieczynski, or the Bank Board, with respect to Mr. Lowrey, which approval will not be unreasonably withheld in either case.

Each of the Employment Agreements also contains non-disclosure provisions requiring the Executive to not use, disclose, or transfer any of the Employer’s or its affiliates’ confidential information either during or after employment and non-disparagement provisions requiring the Employer and the Executive to not engage in derogatory or disparaging communications regarding the Executive, the Employer or any of its affiliates. If the Executive is required by legal process to disclose any of the Employer’s or its affiliates’ confidential information, he will immediately inform the Employer. Each of the Executives is obligated to cooperate with the Employer and its affiliates and its or their legal counsel in any litigation or investigation related to his service with the Employer and its affiliates.

Any compensation paid to either of the Executives is subject to mandatory repayment by the Executive to the applicable Employer if the Executive is or becomes subject to any “clawback” or recoupment policy that is adopted to comply with applicable law, rule, regulation or other requirement or if any such recoupment or clawback is required under any law, rule, regulation or other requirement. In addition, if, prior to a change in control, the Executive takes actions in material violation or breach of any non-competition or non-solicitation agreement or any confidentiality obligation with respect to the Employer or its affiliates, the Employer shall have the right to cause immediate forfeiture of the Executive’s rights to all of his outstanding equity awards, and if the Executive has vested in shares of restricted stock during the two-year period prior to such actions, he will owe the Employer a cash payment (or will forfeit shares) equal to the amount of any proceeds received from the sale of any such shares that the Executive sold, or the fair market value of any such shares that the Executive still owns, except that the value of any forfeited restricted stock or cash payment will not exceed 120% of the Employer’s good faith determination of the maximum amount of its and its affiliates’ aggregate potential or actual damages arising from such violation or breach.

Either Executive’s employment under the Employment Agreements may be terminated (i) by the Employer without cause by providing written notice to the Executive at least ten days prior to the termination date, (ii) by the Employer for cause, (iii) by the Executive without good reason by written notice to the Employer at least ten days prior to the termination date, (iv) by the Executive for good reason, as provided in the Employment Agreement, (v) due to the Executive’s death, or (vi) by the Employer as a result of the Executive’s disability.

If an Executive’s employment is terminated because of his death, the Employer will pay a lump sum payment equal to one year’s base salary, minus amounts payable to the Executive’s estate on account of any life insurance policy provided by the Employer or any of its affiliates for the benefit of the Executive, as well as (i) any compensation deferred by the Executive prior to the termination date and not previously paid to the

Executive, (ii) any amounts or benefits owing to the Executive or his beneficiaries under any applicable Employer benefit plans, programs or arrangements, and (iii) any amounts owing to the Executive for reimbursement of expenses (subsections (i) through (iii) above, collectively, the “Accrued Benefits”). If the Executive’s employment terminates because of his disability, the Employer will pay his base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. In addition, if an Executive’s employment is terminated because of his death or disability, all outstanding equity awards that the Executive holds will immediately vest and all options will remain exercisable for the length of their remaining terms.

If the Employer terminates an Executive’s employment with cause or an Executive terminates his employment without good reason, the Employer will pay his base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable equity or equity-related awards will be terminated.

If the Employer terminates an Executive’s employment other than for cause or an Executive terminates his employment with good reason other than in connection with a change in control, then (a) the Employer will pay (i) the Executive’s base salary through the termination date, (ii) all Accrued Benefits to which the Executive is entitled as of the termination date, (iii) a cash lump sum payment equal to two times the Executive’s base salary as of the termination date (unless the termination for good reason is due to the Employer’s non-renewal of the Employment Agreement), (iv) a pro rata bonus for the year of termination payable when bonuses are normally paid and, if applicable, based on actual achievement of performance objectives, (b) all outstanding equity awards that the Executive holds will immediately vest and all options will remain exercisable for two years following the termination date, and (c) the Executive and his covered dependents will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination date, for 24 months or such earlier time as the Executive becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the termination date (or, if the Employer cannot provide coverage after 18 months, the Employer will make payments to the Executive on an after-tax basis equal to the COBRA premiums for any period after 18 months). If the Executive’s employment is terminated for good reason as a result of the Employer’s non-renewal of the Employment Agreement, the Executive will receive a lump sum cash payment equal to one times base salary as of the date of termination.

If the Employer terminates an Executive’s employment other than for cause or an Executive terminates his employment with good reason within 24 months after a change in control, or within the period beginning three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned, then (a) the Employer will pay (i) the Executive’s base salary through the termination date, (ii) all Accrued Benefits to which the Executive is entitled as of the termination date, (iii) a cash lump sum payment equal to two and one half times the Executive’s base salary as of the termination date plus two and one half times the average bonuses the Executive earned for the two years prior to the year of termination, (iv) a pro rata bonus for the year of termination payable when bonuses are normally paid and, if applicable, based on actual achievement of performance objectives, (b) all outstanding equity awards that the Executive holds will immediately vest and all options will remain exercisable for five years following the termination date, and (c) the Executive and his covered dependents will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination date, for 24 months or such earlier time as the Executive becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the termination date (or, if the Employer cannot provide coverage after 18 months, the Employer will make payments to the Executive on an after-tax basis equal to the COBRA premiums for any period after 18 months).

As a condition to the Executives’ receipt of the severance payments described above, the Executives will execute a release of claims in favor of the Employer and its affiliates.

Each of the Executives and the Employer have agreed to amend the Employment Agreements to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments to an Executive by the Bank, whether under the applicable Employment Agreement or otherwise, are subject to and conditioned upon their compliance with the Federal Deposit Insurance Act. If an Executive is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the applicable Employment Agreement will not be exercisable or vested, to the extent that (i) the right to payment, vesting or exercise would cause any payment or benefit to the Executive to be considered a “parachute payment” under Section 280G of the Code, and (ii) as a result of receiving such parachute payment, the aggregate after-tax amounts received by the Executive from the Employer would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in each of the Employment Agreements, “good reason” generally means: (i) a reduction in the Executive’s base salary (except, before a change in control, any reduction required by any applicable law, rule or other regulatory authority), or after a change in control, eligibility for the Executive’s target annual bonus; (ii) with respect to Mr. Pieczynski, the requirement that he report to someone other than the Board in his role as Chief Executive Officer of the Company or the Bank Board in his role as President of the Bank (or any other equally or more senior officer of the Company or the Bank, as applicable), and with respect to Mr. Lowrey, the requirement that he report to someone other than the Bank Board; (iii) a material diminution in the Executive’s title, authority, responsibilities or duties (not including, by itself, removal of authority or responsibility for any single aspect of his position), provided that (a) with respect to Mr. Pieczynski, in connection with or subsequent to CapitalSource becoming a bank holding company, his transition to the second most senior officer of the Company will not be deemed a material diminution as long as the chief executive officer of the Bank on September 28, 2012 is the most senior officer of the Company; and (b) with respect to Mr. Lowrey, any change in title, duties and responsibilities made in connection with or subsequent to CapitalSource becoming a bank holding company will not be deemed a material diminution as long as he is either the most senior or second most senior officer of the Company or the most senior officer of the Bank; (iv) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of September 28, 2012; (v) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from his primary residence than the current location of the Employer’s offices in Westlake Village, California, with respect to Mr. Pieczynski, or more than 25 miles further from his primary residence than the current location of the Employer’s Offices in Los Angeles, California, with respect to Mr. Lowrey (each Executive has acknowledged that he will be required to travel frequently, though the amount of travel after a change in control cannot exceed the amount before a change in control); (vi) any other material breach by the Employer of the terms of the Employment Agreement that is not cured within ten days after notice; (vii) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the Employment Agreement; (viii) the failure of the Executive to be nominated for an additional term as a member of the Board, with respect to Mr. Pieczynski, or the Bank Board, with respect to Mr. Lowrey, upon each expiration of the applicable board term; (ix) the Employer’s failure to obtain the assumption in writing of its obligations under the Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction; or (x) the delivery of a notice of non-renewal of the Employment Agreement by the Employer. To invoke a termination for good reason, the Executive must deliver a written notice of breach to the Employer within 60 days of the occurrence of the breach, after its receipt of the notice, the Employer will have 30 days to cure the beach, and Executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

As used in each of the Employment Agreements, “cause” means: (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s willful and continued failure to substantially perform his essential job functions under the Employment Agreement after receipt of written notice from the Employer that specifically identifies the manner in which he has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer or its affiliates, by the Executive; (iv) the Employer’s termination of the Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer or any of its affiliates (a “Regulator”), or a finding by any such Regulator that the Executive’s performance threatens the safety or soundness of the Employer or any of its affiliates; (v) the Executive’s failure to furnish all information or take any other steps necessary to enable the Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by the Employer in its sole discretion) of the Executive during the term of his employment; or (vi) a willful and material breach of the clauses in the Employment Agreement governing the Executive’s non-competition and non-solicitation obligations.

Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements

On October 26, 2011, the Company appointed Laird M. Boulden to serve as the Company’s President effective as of October 26, 2011, and as the Chief Lending Officer of the Bank effective as of January 1, 2012. Prior to his appointment, Mr. Boulden served as the President of the Company’s Corporate Finance Group from May 2011 to October 2011 and President of the Company’s Corporate Asset Finance Group from February 2010 to May 2011. Before joining the Company, Mr. Boulden was co-founder of Tygris Commercial Finance where he served as President of Tygris Asset Finance from March 2008 to December 2010 and was the founder and President of RBS Asset Finance (f/k/a RBS Lombard) from October 2001 until March 2008. Mr. Boulden received his undergraduate degree from the University of South Florida in 1979.

On October 26, 2011, the Company appointed Mr. Bogler as the Company’s Chief Financial Officer effective January 1, 2012. Mr. Bogler has served as Chief Financial Officer of the Bank since its formation on July 25, 2008 and will continue in that role as well. Prior to his appointment, Mr. Bogler served as Chief Financial Officer of Affinity Financial Corporation from January 2008 until July 2008. Mr. Bogler served as a financial consultant specializing in bank acquisition and de novo activities from February 2005 until January 2008. Mr. Bogler received his undergraduate degree from Missouri State University in 1988, became a certified public accountant in the State of Missouri in 1991 and became a chartered financial analyst in 1998.

On October 26, 2011, the Company appointed Bryan M. Corsini to serve as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as our Chief Credit Officer from our inception in 2000 until July 2008. He received his undergraduate degree from Providence College, Rhode Island. Mr. Corsini was licensed in 1986 in the state of Connecticut as a certified public accountant.

On October 26, 2011, the Company and/or Bank (the “Employer”) entered into the following agreements with Messrs. Corsini, Bogler and Boulden:

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an amended and restated employment agreement (the “Corsini Employment Agreement”) with Bryan M. Corsini pursuant to which Mr. Corsini serves as the Bank’s Executive Vice President and Chief Administrative Officer;

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an employment agreement (the “Bogler Employment Agreement”) with Mr. Bogler pursuant to which Mr. Bogler continued to serve as the Bank’s Chief Financial Officer and, effective as of January 1, 2012, also serves as the Company’s Chief Financial Officer; and

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an employment agreement (the “Boulden Employment Agreement” and collectively with the Corsini Employment Agreement and the Bogler Employment Agreement, the “Executive Employment Agreements”) with Mr. Boulden, pursuant to which, effective as of October 26, 2011, Mr. Boulden serves as the President of the Company and, effective as of January 1, 2012, also serves as the Chief Lending Officer of the Bank.

Each Executive Employment Agreement has an initial term expiring on October 31, 2014, and Mr. Corsini’s agreement has an automatic extension for successive one-year periods thereafter, unless he or the Employer notifies the other party that it does not wish to renew the agreement. The term of each of the Executive Employment Agreements will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company or the Bank; (2) within any 24-month period, the majority of the Board of Directors of the Bank (the “Bank Board”) or the Board of Directors of the Company (the “Company Board”) consists of individuals other than incumbent directors except for certain exceptions; (3) the Bank or the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Bank or the Company transfers all or substantially all of its assets or business except for certain exceptions; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Bank or the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of, as applicable, the Bank or the Company or the Bank’s or the Company’s ultimate parent company if the Bank or the Company is a subsidiary of another corporation.

Pursuant to their respective employment agreements, each of Mr. Corsini and Mr. Bogler are paid a cash base salary of $450,000 per year and Mr. Boulden is paid a cash base salary of $400,000 per year, in each case subject to review and increase, but not decrease, by the applicable Employer. In February 2013, the Company increased Mr. Boulden’s base salary to $450,000. See “Compensation Discussion and Analysis” above. Each Executive is eligible to receive an annual cash bonus, as may be determined by the Bank Board and/or Parent Board, as applicable, in its discretion, subject to factors determined by the applicable board, except that, for each year after a change in control, Mr. Corsini must be paid an annual cash bonus of at least 100% of his base salary as in effect on the last day of the applicable calendar year, and Mr. Bogler and Mr. Boulden each must be paid an annual cash bonus of at least the average of the last two annual bonuses paid to each Executive.

Any compensation paid to an Executive is subject to mandatory repayment by such Executive to the applicable Employer, if the Executive is or becomes subject to any “clawback” or recoupment policy that is adopted to comply with applicable law, rule, regulation or other requirement or if any such recoupment or “clawback” is required under any law, rule, regulation or other requirement.

On October 26, 2011, the Company entered into a restricted stock agreement with each of Mr. Corsini and Mr. Bogler pursuant to which the Company granted to Mr. Corsini 100,000 shares of restricted stock and Mr. Bogler 70,000 shares of restricted stock. Mr. Corsini’s shares of restricted stock will vest in two equal annual amounts on each of October 26, 2013 and October 26, 2014. Mr. Bogler’s shares of restricted stock will vest in three equal annual amounts on each of October 26, 2012, October 26, 2013 and October 26, 2014. On August 15, 2011, the Company entered into a restricted stock agreement with Mr. Boulden pursuant to which the Company granted to Mr. Boulden 150,000 shares of restricted stock. Mr. Boulden’s shares of restricted stock vested or will vest in three equal amounts on each of August 15, 2012, August 15, 2013 and August 15, 2014. Except upon the circumstances described below, each of Messrs. Corsini, Boulden and Bogler, as applicable, will forfeit any unvested shares of restricted stock upon his termination of employment with the Bank or Company, as applicable. On October 26, 2011, the Company also entered into an amendment to a restricted stock agreement with Mr. Corsini, pursuant to which all provisions regarding vesting acceleration of restricted stock upon termination of employment under a previous restricted stock agreement are superseded by the terms of the restricted stock agreement entered into on October 26, 2011.

In addition to the base salary and bonus amounts described above, each Executive will be entitled to additional benefits, including four weeks annual vacation, except that no more than two weeks of paid time off may be scheduled consecutively. Each Executive is also entitled to reimbursement of reasonable business expenses and eligibility for all employee and executive benefit plans maintained by the applicable Employer and generally available to the Employer’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the applicable Employer’s executive committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the applicable Employer.

Each of the Executive Employment Agreements contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the applicable Executive Employment Agreement and the Executive’s date of termination. These provisions prohibit each Executive from: (1) soliciting or hiring any person employed by the Company, Bank or their affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (2) soliciting any client or customer of the Company, Bank or their affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Company, Bank or their affiliates derived more than 10% of its consolidated revenues during such period (a “Material Business”) or (ii) the services to be provided by the Executive are competitive with a Material Business and substantially similar to those previously provided by the Executive to the Company, Bank or their affiliates, except that the Executive may provide services to such a business following a change in control of the Company or Bank; or (4) owning an interest in any entity described in subsection (3)(i) immediately above, except that he may own, as a passive investor, securities in any such entity that is publicly traded so long as his direct holdings does not constitute more than 5% of the voting power of such entity. Each Executive will also be restricted from serving as a director for a publicly-traded company during the term of employment without the Employer’s approval, which will not be unreasonably withheld.

Each of the Executive Employment Agreements also contains non-disclosure provisions requiring the applicable Executive to not use, disclose, or transfer any of the applicable Employer’s confidential information either during or after employment and non-disparagement provisions requiring the applicable Employer and Executive to not engage in derogatory or disparaging communications regarding the Executive, the Employer or any of the Company or Bank’s affiliates. If the applicable Executive is required by legal process to disclose any of the Employer’s confidential information, he will immediately inform the Employer.

If an Executive’s employment is terminated because of his death, the applicable Employer will pay a cash lump sum payment equal to one year’s base salary, minus any payments to the Executive’s estate paid on account of any life insurance policy provided by the applicable Employer or its affiliates for the benefit of the Executive, as well as (1) any compensation deferred by the Executive prior the termination date and not previously paid to the Executive, (2) any amounts or benefits owing to the Executive or his beneficiaries under any applicable Employer benefit plans, programs or arrangements, and (3) any amounts owing to the Executive for reimbursement of expenses (collectively, the “Accrued Benefits”). If the Executive’s employment terminates because of his disability, the applicable Employer will pay the Executive’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Under the Corsini Employment Agreement, upon Mr. Corsini’s death or disability, all outstanding equity awards held by Mr. Corsini will immediately vest, except that the restricted stock award granted to Mr. Corsini on October 26, 2011 will accelerate as follows (if not otherwise vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to October 26, 2012, (ii) 75% upon death or termination for disability occurring after October 26, 2012 and before October 26, 2013, and (iii) 100% upon death or termination for disability occurring after October 26, 2013. Under the Bogler Employment Agreement and the Boulden Employment Agreement, upon the death or disability of Mr. Bogler or Mr. Boulden, as applicable, all of such Executive’s outstanding equity awards will immediately vest. Under the terms of each Executive Employment Agreement, all options will remain exercisable for the length of the original terms.

If an Executive’s employment is terminated by the Employer with “cause” or by the Executive without “good reason,” then the Employer will pay to the Executive the Executive’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to the Executive will terminate.

If an Executive’s employment is terminated by the applicable Employer without “cause” or by the Executive for “good reason,” the Employer will pay to the Executive (1) the Executive’s base salary through the termination date, and (2) all Accrued Benefits to which he is entitled as of the termination date. The Executive will also be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 18 months or such earlier time as the Executive becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to his date of termination.

If Mr. Corsini’s employment is terminated by the Bank without “cause” or by Mr. Corsini for “good reason,” the Bank will also pay to Mr. Corsini (1) a cash lump sum payment in an amount equal to the greater of (y) two times the sum of Mr. Corsini’s base salary and the average of the annual bonuses earned by Mr. Corsini for the two calendar years immediately preceding the year of the termination date, if any, and (z) $1.8 million (unless the termination for good reason was due to non-renewal of the Corsini Employment Agreement, in which case Mr. Corsini will be entitled to a lump sum cash payment equal to Mr. Corsini’s base salary as of the date of termination), and (2) a cash lump sum in an amount equal to a pro-rata portion (based on the number of days Mr. Corsini was employed during the calendar year in which the termination date occurs) of the higher of (i) the average amount of annual bonuses, if any, that were earned by Mr. Corsini for the two calendar years immediately preceding the year of the termination date, and (ii) $750,000. In addition, all outstanding equity awards held by Mr. Corsini will immediately vest, except that the restricted stock award granted to Mr. Corsini on October 26, 2011 will accelerate as follows (if not otherwise then vested to a greater extent): (1) 50% upon termination of employment occurring prior to October 26, 2012, (2) 75% upon termination of employment occurring after October 26, 2012 and before October 26, 2013, and (3) 100% upon termination of employment occurring after October 26, 2013. If Mr. Corsini is terminated by the Bank without “cause” or by Mr. Corsini for “good reason,” however, during the 24-month period following a change in control, then the shares of restricted stock granted to Mr. Corsini on October 26, 2011 will become fully vested upon his termination. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination.

Each of the Bogler Employment Agreement and the Boulden Employment Agreement provide that if the applicable Executive’s employment is terminated by the Employer without “cause” or by the Executive with “good reason,” the Employer will pay to the Executive (1) a lump sum cash payment in an amount equal to one and one-half times such Executive’s base salary as of the termination date, and (2) a pro-rata bonus for the year of the termination date, and, if based on objective performance or other criteria, based on actual achievement of such criteria. All unvested and unexercisable equity outstanding as of the termination date shall be vested in all circumstances, and all options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, but in no event beyond the term of the options. If Mr. Bogler or Mr. Boulden is terminated by the Employer without “cause” or by the Executive with “good reason” within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the applicable Employer will pay, in lieu of the payment in (1) above, to the applicable Executive a lump sum cash payment equal to two times the Executive’s base salary as of the termination date plus two times the average bonuses earned for the two years prior to the year of the termination date. If such a termination occurs within the Change in Control period, all options will remain exercisable until the earlier of their original expiration dates or five years following the date of termination.

At any time before a change in control, upon notice by an Executive of any “good reason” event or breach, the applicable Executive may terminate his employment during the 30-day “good reason” cure period and if the applicable Executive does not terminate his employment during the cure period, then the applicable Employer may terminate the Executive’s employment. During the cure period, termination of employment by either the applicable Executive or the applicable Employer will not automatically be considered termination of employment by the Executive with or without “good reason” or a termination of employment by the Employer with or without “cause.” The termination will not be treated as a “good reason” termination by the applicable Executive unless it is determined by the applicable Employer that “good reason” exists and the applicable Employer has failed to cure before the expiration of the cure period. If the applicable Executive’s employment has been terminated by the Executive or the Employer and (i) no “good reason” event has occurred, then the Executive will be deemed to have terminated employment without “good reason,” or (ii) there is a “good reason” event, the applicable Employer cures it before the cure period expires, and the applicable Executive fails to immediately return to work, then the Executive will be deemed to have terminated employment without “good reason.”

Each of the Executives and the applicable Employers have agreed to amend the applicable Executive Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If the Executive is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the applicable Executive Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to the Executive to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by the Executive from the applicable Employer would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in each of the Executive Employment Agreements, “good reason” means: (1) a reduction in the Executive’s base salary (except, before a change in control, any reduction required by law, rule or other regulatory authority), or after a change in control, the annual bonus payable to the Executive; (2) the requirement that the Executive report to a person other than: (a) with regards to Mr. Corsini, the Chief Executive Officer or President of the Bank or of the Company (or any other equally or more senior officer of the Bank or Company) or to the Board, (b) with regards to Mr. Bogler, the Chief Executive Officer of the Company or the Chief Executive Officer of the Bank (or any other equally or more senior officer of the Company or the Bank) or to the Company Board or Bank Board, as applicable, or (c), with regards to Mr. Boulden, the Chief Executive Officer of the Company, the Chief Executive Officer or President of the Bank (or any other equally or more senior officer of the Company or the Bank) or to the Company Board or Bank Board; (3) a material diminution in the Executive’s title, authority, responsibilities or duties; (4) the assignment of duties inconsistent with the Executive’s position or status with the applicable Employer, as of October 26, 2011; (5) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from the Executive’s primary residence than the current location of the Employer’s offices (each Executive has acknowledged that he will be required to travel frequently, though the amount of travel after a change in control cannot exceed the amount before a change in control); (6) any other material breach by the Employer of the terms of the applicable Executive Employment Agreement that is not cured within 10 days after notice; (7) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable Executive Employment Agreement; or (8) the failure of the Employer to obtain the assumption in writing of its obligations under the applicable Executive Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction. The Corsini Employment Agreement also provides that the delivery of a notice of non-renewal of agreement by the Employer is “good reason”.

As used in each of the Executive Employment Agreements, “cause” means: (1) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) the Executive’s willful and continued failure to substantially perform his essential job functions under the applicable Executive Employment Agreement after receipt of written notice from the Employer that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by the Executive; (4) termination by the Employer of the Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of the Federal Deposit

Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer or any of its affiliates (a “Regulator”), or a finding by any such Regulator that the Executive’s performance threatens the safety or soundness of the Employer or any of its affiliates; (5) the Executive’s failure to furnish all information or take any other steps necessary to enable the Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by the Employer in its sole discretion) of the Executive during the term of his employment; or (6) a willful and material breach of the clauses in the Executive Employment Agreement governing the Executive’s non-competition and non-solicitation obligations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)(1)	Option Expiration Date(2)	Number of Shares or Stock Units That Have Not Vested(#)(3)	Market Value of Shares or Stock Units That Have Not Vested($)(4)
James J. Pieczynski (5)	600,000	—	3.19	12/16/2019	96,111	728,521
	375,000	—	2.99	5/15/2019
	—	560,000	7.08	9/28/2022

John A. Bogler (6)	75,000	—	2.99	5/15/2019	108,696	823,916
	—	50,000	4.76	7/29/2020

Douglas H. (Tad) Lowrey (7)	200,000	100,000	4.76	7/29/2020	267,141	2,024,929
	250,000	—	2.99	5/15/2019
	—	560,000	7.08	9/28/2022

Bryan M. Corsini (8)	77,000	—	2.99	5/15/2019	143,545	1,088,071

Laird M. Boulden (9)	125,000	125,000	4.47	2/03/2020	107,581	815,464

(1)	In December 2012, the Company declared and paid a special dividend of $0.50 per share. In accordance with the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, the option exercise price for all existing stock option grants was reduced by a corresponding $0.50 per share. In accordance with FASB ASC Topic 718, this option exercise price reduction did not impact compensation expense amounts recognized by the Company.
(2)	The options may expire earlier than the listed expiration dates pursuant to the terms of the applicable award agreements and/or employment agreements if the named executive officer’s service with the Company terminates.
(3)	Includes cash dividends paid on all unvested shares of restricted stock and vested and unvested restricted stock units that were reinvested in additional shares of restricted stock or restricted stock units, respectively, having the same vesting and conversion schedule and criteria, if applicable, as the shares or units with respect to which the dividends are paid.
(4)	The market value is based on the product of the number of shares multiplied by $7.58, the closing price of a share of the Company’s common stock on December 31, 2012.
(5)	The stock options will vest on the following dates: 280,000 on September 28, 2013; 280,000 on September 28, 2014. The shares of restricted stock units will vest on the following dates: 32,037 on September 28, 2013; 32,037 on September 28, 2014; 32,037 on September 28, 2015.
(6)	The stock options will vest on the following dates: 25,000 on July 29, 2013; and 25,000 on July 29, 2014. The shares of restricted stock will vest on the following dates: 4,459 on July 25, 2013; 27,061 on July 29, 2013; 25,060 on October 26, 2013; 27,056 on July 29, 2014; and 25,060 on October 26, 2014.
(7)	The stock options will vest on the following dates: 100,000 on July 29, 2013; 280,000 on September 28, 2013; 280,000 on September 28, 2014. The shares of restricted stock units will vest on the following dates: 48,190 on May 15, 2013; 14,585 on July 25, 2013; 108,255 on July 29, 2013; 32,037 on September 28, 2013; 32,037 on September 28, 2014; 32,037 on September 28, 2015.
(8)	The shares of restricted stock will vest on the following dates: 53,705 on October 26, 2013; 17,802 on December 15, 2013; 53,704 on October 26, 2014; and 18,334 on December 15, 2014.
(9)	The stock options will vest on the following dates: 62,500 on February 15, 2013; 62,500 on February 15, 2014. The shares of restricted stock will vest on the following dates: 53,791 on August 15, 2013; 53,790 on August 15, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized On Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)
James J. Pieczynski	—	—	170,037	1,297,382
John A. Bogler	—	—	40,417	293,250
Douglas H. (Tad) Lowrey	—	—	114,894	777,161
Bryan M. Corsini	—	—	37,958	269,400
Laird M. Boulden	—	—	50,306	359,688

NONQUALIFIED DEFERRED COMPENSATION

The CapitalSource Amended and Restated Deferred Compensation Plan, or DCP, is a non-qualified plan that allows certain of our executives to defer all or a portion of their compensation. All amounts distributed under the plan are made in the form of the Company’s common stock. The Company does not make contributions on behalf of its named executive officers to the DCP, and in 2012, none of our named executive officers participated in the DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

James J. Pieczynski

The Company has entered into an employment agreement with Mr. Pieczynski pursuant to which the Company has agreed to pay Mr. Pieczynski certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Pieczynski with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Pieczynski’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Pieczynski upon his termination under the following circumstances:

Mr. Pieczynski’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$700,000	X	$4,215,000	$2,240,000	X
Acceleration of Equity Awards	$728,521	$728,521	$728,521	$728,521	$728,521
Value of Benefits Continuation	X	X	$34,470	$34,470	X
Total	$1,428,521	$728,521	$4,977,991	$3,002,991	$728,521

(1)	For purposes of this analysis, we assumed that Mr. Pieczynski’s termination was effective December 31, 2012 and that he had been paid all his base salary through the termination date. Mr. Pieczynski has not deferred any amounts under the Company’s deferred compensation plan. Mr. Pieczynski’s base salary on December 31, 2012 was $700,000.

John A. Bogler

The Company has entered into an employment agreement with Mr. Bogler pursuant to which the Company has agreed to pay Mr. Bogler certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Bogler with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Bogler’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Bogler upon his termination under the following circumstances:

Mr. Bogler’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$450,000	X	$2,236,563	$1,215,000	X
Acceleration of Equity Awards	$939,916	$939,916	$939,916	$939,916	$939,916
Value of Benefits Continuation	X	X	$2,270	$2,270	X
Total	$1,389,916	$939,916	$3,178,749	$2,157,186	$939,916

(1)	For purposes of this analysis, we assumed that Mr. Bogler’s termination was effective December 31, 2012 and that he had been paid all his base salary through the termination date. Mr. Bogler has not deferred any amounts under the Company’s deferred compensation plan. Mr. Bogler’s base salary on December 31, 2012 was $450,000.

Douglas (“Tad”) Lowrey

The Bank has entered into an employment agreement with Mr. Lowrey pursuant to which the Bank has agreed to pay Mr. Lowrey certain amounts upon his termination of employment due to death, disability, by the Bank without cause, by Mr. Lowrey with good reason or in connection with a change in control of the Bank or Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Lowrey’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Lowrey upon his termination or a change in control of the Company or the Bank:

Mr. Lowrey’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company Without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$700,000	X	$4,027,500	$2,240,000	X
Acceleration of Equity Awards	$2,256,929	$2,256,929	$2,256,929	$2,256,929	$2,256,929
Value of Benefits Continuation	X	X	$28,252	$28,252	X
Total	$2,956,929	$2,256,929	$6,312,681	$4,525,181	$2,256,929

(1)	For purposes of this analysis, we assumed that Mr. Lowrey’s termination was effective December 31, 2012 and that he had been paid all his base salary through the termination date. Mr. Lowrey has not deferred any amounts under the Company’s deferred compensation plan. Mr. Lowrey’s base salary on December 31, 2012 was $700,000.

Bryan M. Corsini

The Bank has entered into an employment agreement with Mr. Corsini pursuant to which the Bank has agreed to pay Mr. Corsini certain amounts upon his termination of employment due to death, disability, by the Bank without cause, by Mr. Corsini with good reason or in connection with a change in control of the Bank. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Corsini’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Corsini upon his termination under the following circumstances:

Mr. Corsini’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Bank without Cause or by the Executive for Good Reason (during change in controlperiod)	By the Bank without Cause or by the Executive for Good Reason (no change incontrol)	Change in Control
Cash Payments	$450,000	X	$2,550,000	$2,550,000	X
Acceleration of Equity Awards	$1,088,071	$1,088,071	$1,088,071	$1,088,071	$1,088,071
Value of Benefits Continuation	X	X	$29,893	$29,893	X
Total	$1,538,071	$1,088,071	$3,667,964	$3,667,964	$1,088,071

(1)	For purposes of this analysis, we assumed that Mr. Corsini’s termination was effective December 31, 2012 and that he had been paid all his base salary through the termination date. Mr. Corsini has not deferred any amounts under the Company’s deferred compensation plan. Mr. Corsini’s base salary on December 31, 2012 was $450,000.

Laird M. Boulden

The Company has entered into an employment agreement with Mr. Boulden pursuant to which the Company has agreed to pay Mr. Boulden certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Boulden with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Boulden’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Boulden upon his termination under the following circumstances:

Mr. Boulden’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$400,000	X	$2,230,000	$1,080,000	X
Acceleration of Equity Awards	$1,141,714	$1,141,714	$1,141,714	$1,141,714	$1,141,714
Value of Benefits Continuation	X	X	$26,071	$26,071	X
Total	$1,541,714	$1,141,714	$3,397,785	$2,247,785	$1,141,714

(1)	For purposes of this analysis, we assumed that Mr. Boulden’s termination was effective December 31, 2012 and that he had been paid all his base salary through the termination date. Mr. Boulden has not deferred any amounts under the Company’s deferred compensation plan. Mr. Boulden’s base salary on December 31, 2012 was $400,000.

DIRECTOR COMPENSATION

(for the fiscal year ended December 31, 2012)

Company Outside Directors

The compensation program for Company outside directors consists of annual retainer fees, meeting fees and long-term equity awards. The Company pays its directors an annual retainer fee of $50,000, with the independent presiding director receiving an additional annual retainer fee of $37,500. Members of the Audit Committee are paid an additional retainer fee of $10,000, or $20,000 in the case of the chairperson. Members of certain other Board committees (i.e., the Compensation, Risk, Nominating and Asset/Liability committees) are paid an additional retainer fee of $7,500 for each committee on which they serve, or $15,000 in the case of the chairperson of each such other committee. In addition, from time to time the Company may establish special or other committees for which members may receive similar compensation. All retainer fees are generally paid within two weeks of our Annual Meeting of Stockholders. Each director also receives $1,000 for each Board meeting attended (in person or telephonically), and members of the Audit Committee and members of certain other Board committees (i.e., Compensation, Risk, Nominating and Asset/Liability committees) are paid $2,000 and $1,000, respectively, for each meeting of their respective committees attended (in person or telephonically). Meeting fees are paid in cash quarterly.

Directors may elect to receive their annual retainers and meeting fees in whole or in part in the form of cash or immediately vested shares of restricted stock. Restricted stock is valued based on the closing market price of the Company’s common stock on the grant date. With respect to annual retainers, the grant date is the date of the Annual Meeting of Stockholders.

In connection with each Annual Meeting of Stockholders, each director then serving on the Board receives a long-term equity award of $75,000, which is paid in shares of restricted stock calculated in the same manner as described in the preceding paragraph.

Unlike annual retainers and meeting fees, restricted stock paid for long-term equity awards are intended to vest or become exercisable in full, as applicable, one year after the grant date. The Company sets these vest dates on the date of the next Annual Meeting of Stockholders. For unvested restricted stock, cash dividends paid during the vesting period are credited for restricted stock in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. The grant date is the date of the Annual Meeting of Stockholders.

CapitalSource Bank Outside Directors

During 2012, Messrs. Hosler and Delaney served as directors for both the Company and CapitalSource Bank (the “Bank”). The compensation program for outside directors of the Bank consists of an annual retainer and an initial long-term equity award of the Company’s common stock.

For service as Bank directors, including on committees of the Bank board and attendance at Bank board and committee meetings, the Bank pays outside directors an annual retainer of $75,000 paid quarterly. Bank directors may elect to receive retainer payments in whole or in part in the form of cash or fully vested shares of the Company’s common stock and/or immediately exercisable options to purchase shares of the Company’s common stock. The common stock is valued based on the closing market price of the Company’s common stock on the grant date, and options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive payment in the form of the Company’s common stock. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Each outside Bank director joining the Bank board receives a one-time long-term equity award of $50,000, payable, at the election the director, in whole or in part, in restricted shares of the Company’s common stock and/or stock options calculated in the same manner as described in the preceding paragraph. Unlike retainer payments, restricted stock and options granted as long-term equity awards will vest or become exercisable, as applicable, in three equal installments on the first, second and third anniversaries of the director’s first day of service as a Bank director if the director is still serving as a Bank director on such anniversary dates. Cash dividends paid during the vesting periods on unvested restricted stock are credited in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Company and Bank Directors may elect to defer retainers, fees and equity awards received in cash or restricted stock into restricted stock units under our deferred compensation plan with the same vesting as the restricted stock to which they relate. A restricted stock unit is an unfunded right to receive one share of our common stock at a future date. Restricted stock units are credited with dividend equivalents in the form of additional stock units with the same vesting schedule as the restricted stock units to which they relate and are payable in the form of common stock at the earlier of the date elected by the director or in a lump sum or annual payments following termination of the director’s service.

Company and Bank Directors are reimbursed for their reasonable expenses of attending applicable Board and committee meetings. During 2012, inside directors received no separate compensation for their service as a director and are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Total ($)
William G. Byrnes (2)	25,000	189,997	—	214,997
Andrew B. Fremder (3)	91,500	74,997	—	166,497
C. William Hosler (4)	99,500	150,002	—	249,502
Timothy M. Hurd (5)	19,000	139,997	—	158,997
Sara Grootwassink Lewis (6)	116,500	74,997	—	191,497
Joseph C. Mello (7)	45,000	94,998	—	139,998
Steven A. Museles (8)	60,000	74,997	—	134,997
John K. Delaney (9)	123,750	74,997	—	198,747

(1)	Amounts shown in these columns represent aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are included in footnote 14 of the Company’s 2012 audited consolidated financial statements. The aggregate number of restricted stock, restricted stock units and option awards outstanding at December 31, 2012 appears below in the “Outstanding Director Equity Awards at Fiscal Year-End” table.
(2)	Mr. Byrnes received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his meeting fees. The restricted stock unit awards represent his annual retainers and his long-term equity award. During 2012, Mr. Byrnes received the following awards: 17,611 restricted stock units on April 26, 2012 with a grant date fair value of $115,000, and 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997.
(3)	Mr. Fremder received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his annual retainers and meeting fees. The restricted stock unit award represents his long-term equity award. During 2012, Mr. Fremder received the following award: 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997.
(4)

Mr. Hosler received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent a portion of his annual retainers and meeting fees. The restricted stock unit awards represent a portion of his annual retainers and long-term equity award. These awards and payments are for his service as a Director for both the Company and CapitalSource

Bank. Mr. Hosler received the following awards in 2012: 2,841 restricted stock units on March 30, 2012 with a grant date fair value of $18,750; 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997; 2,790 restricted stock units on June 29, 2012 with a grant date fair value of $18,749; 2,474 restricted stock units on September 28, 2012 with a grant date fair value of $18,753; and 2,474 restricted stock units on December 31, 2012 with a grant date fair value of $18,753.
(5)	Mr. Hurd received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his meeting fees. The restricted stock unit awards represent his annual retainer and his long-term equity award. During 2012, Mr. Hurd received the following awards: 9,954 restricted stock units on April 26, 2012 with a grant date fair value of $65,000, and 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997.
(6)	Ms. Grootwassink Lewis received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent her meeting fees and annual retainers. The restricted stock unit awards represent her long-term equity award. During 2012, Ms. Grootwassink Lewis received the following award: 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997.
(7)	Mr. Mello received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his meeting fees and a portion of his annual retainer. The restricted stock unit awards represent a portion of his annual retainer and long-term equity award. During 2012, Mr. Mello received the following awards: 3,063 restricted stock units on April 26, 2012 with a grant date fair value of $20,001, and 11,485 restricted stock units on April 26, 2012 with a grant date fair value of $74,997.
(8)	Mr. Museles received director compensation in cash and deferred restricted stock awards in the form of restricted stock units and restricted stock awards. The cash fees represent his meeting fees and annual retainer. The restricted stock units and restricted stock awards represent long-term equity award. During 2012, Mr. Museles received the following awards: 31 restricted stock awards on April 26, 2012 with a grant date fair value of $202, and 11,454 restricted stock units on April 26, 2012 with a grant date fair value of $74,795.
(9)	Mr. Delaney received director compensation in cash and deferred restricted stock awards in the form of restricted stock awards. The cash fees represent his meeting fees and a portion of his annual retainers. The restricted stock awards represent long-term equity award. These awards and payments are for his service as a Director for both the Company and CapitalSource Bank. During 2012, Mr. Delaney received the following award: 11,485 restricted stock awards on April 26, 2012 with a grant date fair value of $74,997. However, upon his resignation on December 19, 2012, this grant was cancelled.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

(for the fiscal year ended December 31, 2012)

Name	Restricted Stock or Restricted Stock Units (vested/unvested)(#)(1)	Stock Option Awards(#) (exercisable/unexercisable)(1)
William G. Byrnes	178,027/12,299	35,477/—
Andrew B. Fremder	90,761/12,299	18,486/—
C. William Hosler	184,531/15,527	—/—
Timothy M. Hurd	10,827/12,299	108,536/—
Sara Grootwassink Lewis	32,173/12,299	263,421/—
Joseph C. Mello	3,279/12,299	—/—
Steven A. Museles	—/12,299	750,000/—
John K. Delaney	—/—	800,000/—

(1)	All unvested Restricted Stock, Restricted Stock Units and Stock Option Awards will vest on April 25, 2013, except that 3,228 of Mr. Hosler’s Restricted Stock Units vested on March 9, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2012 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders:

(1) the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2) the weighted-average exercise price of such outstanding options, warrants and rights; and

(3) other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	6,364,661	$5.41	28,522,206
Equity compensation plans not approved by stockholders)	—	$—	—

Total	6,364,661	$5.41	28,522,206

(1)	The equity compensation plan approved by stockholders is the Company’s Third Amended and Restated Equity Incentive Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the vesting of any restricted stock unit or the exercise of any stock option or other right.

Except as otherwise noted in the footnotes below, the following table presents, as of March 8, 2013, information based on the Company’s records and filings with the SEC regarding beneficial ownership of the following persons:

•	each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and each nominee to the Board of Directors;

•	the Company’s Chief Executive Officer and Chief Financial Officer and the other named executive officers for 2012; and

•	all directors and executive officers of the Company as a group.

Except as described below, for all shares owned, the Company believes that each director or executive officer possesses sole voting power and sole investment power.

The percentage of shares beneficially owned is based on 203,648,190 outstanding shares of our common stock as of March 8, 2013.

Unless otherwise specified, the address for each person is c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815.

Name of Executive Officer, Director or 5% Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC(1)	19,890,441	9.77%
State Street Corporation (2)	11,431,931	5.61%
Wells Fargo & Company(3)	13,576,333	6.67%
The Vanguard Group, Inc.(4)	12,443,964	6.11%
Dimensional Fund Advisors LP (5)	10,810,725	5.31%
James J. Pieczynski(6)	1,379,508	*
Douglas H. (Tad) Lowrey(7)	879,982	*
John A. Bogler(8)	260,371	*
Laird M. Boulden(9)	341,198	*
Bryan M. Corsini(10)	246,913	*
William G. Byrnes(11)	274,427	*
Andrew B. Fremder(12)	159,046	*
Sara Grootwassink Lewis(13)	322,964	*
C. William Hosler(14)	202,058	*
Timothy M. Hurd(15)	131,662	*
Joseph C. Mello (16)	15,578	*
Steven A. Museles(17)	956,108	*
All directors and executive officers as a group (14 persons including those named above)(18)	5,562,587	2.68%

*	Less than one percent.
(1)	Ownership information as of December 31, 2012, based on a Schedule 13G/A filed with the SEC on February 14, 2013. FMR LLC has sole power to dispose of 19,890,441 shares of the Company’s common stock and sole power to vote 1,772,601 shares of the Company’s common stock. Fidelity Management and Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC, and beneficially owns 18,083,700 shares of the Company’s common stock as a result of its role as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Through their control of Fidelity, FMR LLC and Edward C. Johnson 3d, as the chairman and predominant owner of FMR LLC, have the sole power to dispose of such 18,083,700 shares.

Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC beneficially owns 1 share of the Company’s common stock. Pyramis Global Advisors, LLC (“Pyramis”) is an indirect wholly owned subsidiary of FMR LLC and beneficially owns 16,820 shares of the Company’s common stock as a result of its role as the investment manager of institutional accounts, non-U.S. mutual funds and investment companies owning such shares. Through their control of Pyramis, FMR LLC and Edward C. Johnson 3d have the sole power to vote and dispose of such 16,820 shares. In addition, Pyramis Global Advisors Trust Company (“Pyramis Trust”) is an indirect wholly-owned subsidiary of FMR LLC and beneficially owns 1,752,960 shares of the Company’s common stock as a result of its role as the investment manager of institutional accounts owning such shares. Through their control of Pyramis Trust, FMR LLC and Edward C. Johnson 3d have the sole power to vote and dispose of such 1,752,960 shares and 1,735,640 shares of the Company’s common stock that are managed by Pyramis Trust.

FIL Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors and may be deemed to beneficially own 36,390 shares of the Company’s common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d or trusts for their benefit own shares of FIL Limited voting stock. FMR LLC disclaims beneficial ownership of the shares of the Company’s common stock held by FIL Limited.

The address for FMR LLC, Fidelity, Strategic Advisers, Inc. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109. The address for Pyramis and Pyramis Trust is 900 Salem Street, Smithfield, RI 02917. The address for FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(2)

Ownership as of December 31, 2012 based on a Schedule 13G filed with the SEC on February 11, 2013. State Street Corporation has the shared power to vote and dispose of 11,431,931 shares of the Company’s common stock together with one or more of its following subsidiaries: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited and State Street Global Advisors, Asia Limited. The address for State Street Corporation is 633 West 5th Street, 33rd Floor, Los Angeles, CA 90071.

(3)	Ownership as of December 31, 2012 based on a Schedule 13G/A filed with the SEC on February 13, 2013. Wells Fargo & Company (“Wells Fargo”) has the sole power to vote 5,852,601 shares of the Company’s common stock, the shared power to vote 6,309,324 shares of the Company’s common stock, the sole power to dispose of 5,852,601 shares of the Company’s common stock and the shared power to dispose of 11,783,133 shares of the Company’s common stock. Such shares beneficially owned by Wells Fargo may also be beneficially owned by each of the following subsidiaries of Wells Fargo: Peregrine Capital Management, Inc., Wells Fargo Bank, National Association, Wells Capital Management Incorporated, Wells Capital Management Incorporated, Wells Fargo Investment Group, Inc., Golden Capital Management, LLC, Wachovia Investors, Inc., Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Delaware Trust Company, N.A. and Wells Fargo Funds Management, LLC. In addition, certain of the shares of the Company’s common stock beneficially owned by Wells Fargo are issuable upon the conversion of a note held by Wells Fargo Bank, N.A. The address for Wells Fargo and its subsidiaries is 420 Montgomery Street, San Francisco, CA 94104.
(4)	Ownership as of December 31, 2012 based on a Schedule 13G/A filed with the SEC on February 11, 2013. The Vanguard Group, Inc. (“Vanguard Group”) has the sole power to vote 161,426 shares of the Company’s common stock, the sole power to dispose of 12,293,638 shares of the Company’s common stock and the shared power to dispose of 150,326 shares of the Company’s common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, also beneficially owns and has shared dispositive power over 150,326 of such shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of the Vanguard Group, also beneficially owns and has shared dispositive power over 11,100 shares of such shares as a result of its serving as an investment manager of Australian investment offerings. The address for Vanguard Group, VIA and VFTC is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Ownership as of December 31, 2012 based on a Schedule 13G filed with the SEC on February 11, 2013. As a result of its role as an investment advisor, subadvisor and investment manager for certain commingled group trusts and separate accounts, Dimensional Fund Advisors LP (“DAF”) may be deemed to have the sole power to vote 10,553,792 shares of the Company’s common stock and may be deemed to have the sole power to dispose of 10,810,725 shares of the Company’s common stock. DAF disclaims beneficial ownership of such securities. The address for DAF is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Includes options to purchase 975,000 shares that are currently exercisable, 4,000 shares that are directly held by Mr. Pieczynski’s spouse and 392,389 shares as to which Mr. Pieczynski may be deemed to share voting and investment power, including 1,119 shares beneficially owned by Mr. Pieczynski that are directly held by the Pieczynski Living Trust with respect to which Mr. Pieczynski and his spouse serve as trustees.
(7)	Includes options to purchase 450,000 shares that are currently exercisable and 258,952 shares beneficially owned by Mr. Lowrey that are directly held by the Lowrey Family Trust, with respect to which Mr. Lowrey and his spouse serve as trustees and Mr. Lowrey may be deemed to share voting and investment power.
(8)	Includes options to purchase 75,000 shares that are currently exercisable.
(9)	Includes options to purchase 187,500 shares that are currently exercisable.
(10)	Includes options to purchase 77,000 shares that are currently exercisable.

(11)	Includes options to purchase 35,477 shares that are currently exercisable, 190,326 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013, and 8,875 shares as to which Mr. Byrnes may be deemed to share voting and investment power.
(12)	Includes options to purchase 18,486 shares that are currently exercisable and 103,060 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013.
(13)	Includes options to purchase 263,421 shares that are currently exercisable and 44,472 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013.
(14)	Includes 200,058 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013.
(15)	Includes options to purchase 108,536 shares that are currently exercisable and 23,126 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013. The address for Mr. Hurd is 444 N. Michigan Avenue, Suite 2905, Chicago, IL 60611.
(16)	Includes 15,578 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013.
(17)	Includes options to purchase 600,000 shares that are currently exercisable, 12,266 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013 and 343,783 shares as to which Mr. Museles may be deemed to share voting and investment power.
(18)	Includes options to purchase 2,941,325 shares that are currently exercisable or exercisable within 60 days of March 8, 2013, and 588,886 restricted stock units that are currently vested or that will vest within 60 days of March 8, 2013.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all of our directors, executive officers and beneficial owners of more than 10% of our common stock reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2012.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2013 Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals for the Company’s 2014 Annual Meeting must be received by the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 15, 2013 to be considered timely or to be eligible for inclusion in the proxy materials. A stockholder who wishes to present a proposal at the Company’s 2014 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 15, 2013.

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the original solicitation of proxies, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Company stockholders may be “householding” our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials (“Notice”), proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, proxy statement and annual report, please notify your broker to discontinue householding.

If you are a holder of record and would like to consent to householding or, alternatively, to revoke your householding consent and receive a separate copy of the Notice, proxy statement and annual report in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling toll free at 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA.

Annual Report

Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Company’s 2012 Annual Report on Form 10-K have been made available to all stockholders entitled to notice of, and to vote at, the 2013 Annual Meeting. You may request a copy of our 2012 Annual Report by following the directions on the Notice of Internet Availability of Proxy Materials, or by writing to our Investor Relations Department at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815. These materials also are available on our website at www.capitalsource.com. The 2012 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

March 15, 2013

CAPITALSOURCE INC. 5404 WISCONSIN AVENUE, 2ND FLOOR CHEVY CHASE, MD 20815

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH

AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Andrew B. Fremder 02 C. William Hosler 03 James J. Pieczynski
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2013.						☐	☐	☐
3	An advisory vote on the compensation of our named executive officers.						☐	☐	☐
NOTE: THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAPITALSOURCE INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Stockholders - April 25, 2013

The undersigned hereby appoints William G. Byrnes and James J. Pieczynski, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 25, 2013 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

Please cast your votes on the reverse side as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors’ recommendation, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendation.

Address change/comments:

.
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side